UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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Reynolds American Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 annual meeting of shareholders of Reynolds American Inc. The meeting will be held at 9:00 a.m. (Eastern Time), on Friday, May 11, 2007, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.

The matters to be acted on at the annual meeting are described in the accompanying notice of meeting and proxy statement. Please give careful attention to these proxy materials.

It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, you may vote your shares using a toll-free telephone number or the Internet, or you may complete, sign, date and return the accompanying proxy card in the enclosed envelope. Instructions regarding all three methods of voting are contained on the proxy card.

Attendance at the annual meeting will be limited to our shareholders as of the record date of March 14, 2007, and to guests of RAI. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary, Reynolds American Inc., 401 North Main Street, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 14, 2007, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest that you arrive early. The auditorium will open at 8:30 a.m.

For our shareholders who have not yet elected to do so, we are offering again the opportunity during this year’s voting process to elect to view future annual reports and proxy materials on the Internet, rather than receive paper copies in the mail. This service will support our efforts to reduce printing and postage costs. For further information concerning electronic delivery of documents, see the discussion under the heading “Information about the Annual Meeting and Voting — Can I access RAI’s proxy materials and annual report electronically?” in the proxy statement.

If you have questions or need assistance in voting your shares, please contact our Shareholder Services Department at (866) 210-9976 (toll-free).

Thank you for your support and continued interest in RAI.

Sincerely,

Susan M. Ivey
Chairman of the Board,
President and Chief Executive Officer

Reynolds American Inc.
401 North Main Street
P.O. Box 2990
Winston-Salem, North Carolina 27102-2990

Notice of Annual Meeting of Shareholders
To be Held On Friday, May 11, 2007

March 30, 2007

To our Shareholders:

The 2007 annual meeting of shareholders of Reynolds American Inc. will be held at 9:00 a.m. (Eastern Time), on Friday, May 11, 2007, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina. At the meeting, shareholders will be asked to take the following actions:

(1)	to elect three Class III directors to serve until the 2010 annual meeting of shareholders and one Class I director to serve until the 2008 annual meeting of shareholders;

(2)	to approve an amendment to RAI’s amended and restated articles of incorporation increasing the number of authorized shares of RAI’s common stock, par value $.0001 per share, from 400,000,000 to 800,000,000;

(3) to ratify the appointment of KPMG LLP as independent auditors for RAI’s 2007 fiscal year; and

(4)	to transact any other business as may be properly brought before the meeting or any adjournment or postponement thereof.

Only holders of record of RAI’s common stock as of the close of business on March 14, 2007, are entitled to notice of and to vote at the 2007 annual meeting of shareholders of RAI.

Whether or not you plan to attend the meeting, we urge you to vote your shares using a toll-free telephone number or the Internet, or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Reynolds American Inc.
401 North Main Street
P.O. Box 2990
Winston-Salem, North Carolina 27102-2990

Proxy Statement

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Information about the Annual Meeting and Voting

The Board of Directors of Reynolds American Inc. is soliciting your proxy to vote at our 2007 annual meeting of shareholders (or any adjournment or postponement of the annual meeting). (References in this proxy statement to “RAI,” “we,” “our,” or “us” are references to Reynolds American Inc.). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2007 annual meeting. Please read it carefully.

We began mailing this proxy statement and the enclosed proxy card on or about March 30, 2007, to all shareholders entitled to vote. We also mailed RAI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission, referred to as the SEC, along with this proxy statement.

When and where will the annual meeting be held?

The date, time and place of our 2007 annual meeting are set forth below:

Date:	Friday, May 11, 2007
Time:	9:00 a.m. (Eastern Time)
Place:	Reynolds American Plaza Building Auditorium RAI Corporate Offices 401 North Main Street Winston-Salem, North Carolina

What is required to attend the annual meeting?

Attendance at our 2007 annual meeting will be limited to our shareholders as of the record date of March 14, 2007, and to guests of RAI. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST request an admittance ticket by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina, 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 14, 2007, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, but not mailed to you in advance of the meeting.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m.

If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please write or call the Office of the Secretary of RAI at least one week before our meeting at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; telephone number (336) 741-5162.

What is the purpose of the annual meeting?

At our 2007 annual meeting, shareholders will vote upon the matters outlined in the notice of meeting — the election of directors, approval of an amendment to our amended and restated articles of incorporation, referred to as the Articles of Incorporation, and ratification of the selection of our independent auditors. Also, RAI’s management will report on RAI’s performance during the last fiscal year and respond to questions from shareholders.

What are the Board’s recommendations regarding the matters to be acted on at the annual meeting?

The Board recommends a vote:

•	for the election of all director nominees,

•	for the approval of an amendment to the Articles of Incorporation increasing the number of authorized shares of RAI common stock from 400,000,000 to 800,000,000,

•	for the ratification of the selection of KPMG LLP as our independent auditors for our 2007 fiscal year, and

•	for or against any other matters that come before the annual meeting, as the proxy holders deem advisable.

Who is entitled to vote at the annual meeting?

Shareholders who owned RAI common stock at the close of business on March 14, 2007, the record date, are entitled to vote. As of the record date, we had 295,997,158 shares of RAI common stock outstanding. Each outstanding share of RAI common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.

Is there a difference between holding shares “of record” and holding shares in “street name”?

Yes. If your shares are registered directly in your name with RAI’s transfer agent (The Bank of New York), then you are considered to be the shareholder “of record” with respect to those shares, and these proxy materials are being sent directly to you by RAI. If your shares are held in the name of a bank, broker or other nominee, then you are considered to hold those shares in “street name” or to be the “beneficial owner” of such shares. If you are a beneficial owner, then these proxy materials are being forwarded to you by your nominee who is considered the shareholder of record with respect to the shares.

How many votes must be present to hold the annual meeting?

A quorum of shareholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the meeting, of a majority of the shares entitled to vote constitute a quorum. Once a share is represented for any purpose at the meeting, it is considered present for quorum purposes for the remainder of the meeting. Abstentions, shares that are withheld as to voting with respect to one or more of the director nominees and “broker non-votes” will be counted in determining the existence of a quorum. A “broker non-vote” occurs on an item when a nominee is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee with such instructions.

How can I vote my shares?

You may vote in person at our 2007 annual meeting or you may designate another person — your proxy — to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to vote your shares by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting. If you are a shareholder of record, then there are three ways to vote by proxy:

•	By telephone — You can vote by telephone by calling (800) 690-6903 (toll-free) on a touch-tone telephone and following the instructions on the proxy card,

•	By Internet — You can vote by Internet by logging onto the Internet, going to the web site www.proxyvote.com and following the instructions on your computer screen, or

•	By mail — You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, which is postage-paid if mailed in the United States.

If you are a beneficial owner, then you have the right to direct your nominee on how to vote. Your nominee has enclosed a voting instruction card for you to use in providing voting directions. Note that telephone and Internet voting also will be offered to beneficial owners by certain nominees.

If I hold shares in an employee benefit plan sponsored by RAI, how will those shares be voted?

If you participate in the Reynolds American Capital Investment Plan, referred to as the CIP, or in the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico, referred to as the SIP, then your proxy card will serve as voting instructions for the trustee of the CIP or the custodian of the SIP for shares of RAI common stock allocated to your account under the CIP or the SIP. Shares for which no instructions are received will be voted by the trustee of the CIP and the custodian of the SIP in the same proportion as the shares for which instructions are received by each of them.

What are my choices when voting?

You may specify whether your shares should be voted for all, some or none of the director nominees. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the other proposals.

What if I do not specify how I want my shares voted?

If you vote by proxy, one of the individuals named on the card (your proxy) will vote your shares as you have directed. If you are a shareholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not make specific choices, your proxy will vote your shares in accordance with the Board’s recommendations listed above. Please see the discussion below under “— How many votes are required to elect directors and adopt the other proposals?” for further information on the voting of shares.

If any other matter is presented at our 2007 annual meeting, then your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the annual meeting.

Can I change my proxy?

Yes. You may revoke or change your proxy by:

•	sending in another signed proxy card with a later date,

•	notifying our Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.

If I want to vote my shares in person at the annual meeting, what must I do?

If you plan to attend the meeting and vote in person and you hold your shares directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person.

How many votes are required to elect directors and adopt the other proposals?

The required number of votes depends upon the particular item to be voted upon:

Item	Vote Necessary*

• Item 1: Election of Directors	Directors are elected by a ‘‘plurality” vote of shares cast at the meeting, meaning that the director nominee with the most votes for a particular slot is elected for that slot. Director nominees do not need a majority to be elected.
• Item 2: Approval of amendment to the Articles of Incorporation	Approval requires the affirmative vote of a majority of the shares cast at the meeting.
• Item 3: Ratification of appointment of independent auditors	Approval requires the affirmative vote of a majority of the shares cast at the meeting.

*	Under rules of the New York Stock Exchange, referred to as the NYSE, if you hold your shares in street name, then your broker is permitted to vote your shares on Items 1, 2 and 3 even if it does not receive voting instructions from you. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will not be counted as a vote cast in favor of or against a proposal.

Who counts the votes?

We will retain an independent party, ADP Investor Communication Services, Inc., to receive and tabulate the proxies, and to serve as an inspector of election to certify the results.

Are votes confidential?

The votes of all shareholders will be held in confidence from our directors, officers and employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against RAI,

•	in case of a contested proxy solicitation,

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or

•	to allow the independent inspectors of election to certify the results of the vote.

How do I obtain the voting results?

Preliminary voting results will be announced at the 2007 annual meeting, and will be set forth in a press release that we intend to issue after the annual meeting. The press release will be available on our web site at www.reynoldsamerican.com. Final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2007, which we will file with the SEC. A copy of this Quarterly Report on Form 10-Q will be available on our web site after its filing with the SEC.

Can I access RAI’s proxy materials and annual report electronically?

Yes. The proxy statement and our 2006 Annual Report on Form 10-K are available on our web site at www.reynoldsamerican.com.

Also, instead of receiving by mail paper copies of documents issued by RAI in the future, including, without limitation, prospectuses, annual reports, proxy materials and other routine filings, shareholders can elect to receive an e-mail that will provide electronic links to these documents. If you are a registered shareholder, and have not already elected to view documents issued by us over the Internet, then you can choose to receive these documents electronically by following the appropriate prompts when you vote using the Internet. (If you hold your RAI common stock in nominee name, then you should review the information provided by your nominee for instructions on how to elect to view future proxy materials and annual reports using the Internet.) By choosing to receive shareholder materials electronically, you support us in our effort to control escalating printing and postage costs. We hope that our shareholders find this service convenient and useful. Costs normally associated with electronic access, such as usage and telephonic charges, will be your responsibility.

If you elect to view our annual reports and proxy materials using the Internet, we will send you a notice at the e-mail address provided by you explaining how to access these materials, but we will not send you paper copies of these materials unless you request them. We also may choose to send one or more items to you in paper form even though you elected to receive them electronically. Your consent to receive materials electronically rather than by mail will be effective until you revoke it by terminating your registration by going to the web site www.icsdelivery.com/rai, writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, or calling us at (336) 741-5162. If at any time you would like to receive a paper copy of the annual report, proxy statement or other documents issued by us, you may request any of these documents by writing to the address above, calling us at (336) 741-5162 or going to the web site www.reynoldsamerican.com.

By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access to the Internet in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of documents, including, for example, future annual meeting materials or other documents issued by us.

Can RAI deliver only one set of annual meeting materials to multiple shareholders who share the same address?

Yes. SEC rules allow us to send a single copy of each of our future annual reports and proxy statements to two or more of our shareholders sharing the same address (although you will receive a separate proxy card for each shareholder in the household), subject to certain conditions, in a process called “householding.” We encourage your participation in this program. It not only allows us to reduce costs, but is more environmentally friendly by reducing the unnecessary use of materials.

This year, we have requested that nominees household to shareholders who share the same last name and address and hold their shares through a nominee, so that they will receive only one copy of the proxy statement and annual report per address. If you would like to receive a separate copy of these disclosure materials, please write to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, N.C. 27102-2990, call us at (336) 741-5162, or go to the web site www.reynoldsamerican.com. If you hold your RAI common stock in nominee name, additional information regarding householding of disclosure documents should be forwarded to you by your nominee.

Although we are not currently able to provide full householding to shareholders of record, if you are a shareholder of record, then you can reduce mailings to your household by agreeing to access future proxy statements and annual reports using the Internet. For further discussion of electronic delivery of documents, please refer to the discussion above under “— Can I access RAI’s proxy materials and annual report electronically?”

How will RAI solicit votes, and who will pay for the proxy solicitation?

We are soliciting this proxy on behalf of your Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but our directors, officers and employees also may solicit by telephone, telecopy or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. We will reimburse nominees, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Is a list of shareholders available?

Yes, an alphabetical list of the names of all shareholders of record, as of the close of business on the record date, will be available for inspection by any shareholder or his or her representative, upon written demand, during the period from April 4, 2007 to May 11, 2007. This list can be viewed at RAI’s corporate offices located at 401 North Main Street, Winston-Salem, North Carolina 27101 between the hours of 8:30 a.m. and 5:00 p.m. Under applicable North Carolina law, a shareholder or his or her representative may, under certain circumstances and at the shareholder’s expense, copy the list during the period it is available for inspection. A shareholder desiring to inspect and/or copy the shareholder list should contact RAI’s Secretary at 401 North Main Street, Winston-Salem, North Carolina 27101 (phone: (336) 741-5162), to make necessary arrangements. In addition, we will make the shareholders’ list available for inspection to any shareholder or his or her representative during the 2007 annual meeting.

Who should I contact if I have questions about voting at the annual meeting?

If you have any questions or need further assistance in voting your shares, please contact:

Reynolds American Inc.
Shareholder Services
P.O. Box 2990
Winston-Salem, NC 27102-2990
(866) 210-9976 (toll-free)

The Board of Directors

Item 1:  Election of Directors

The business and affairs of RAI are managed under the direction of your Board of Directors. The Board currently consists of ten directors who are divided into three classes, with each class serving staggered terms of three years. The two Class I directors have a term ending on the date of the 2008 annual meeting, the four Class II directors have a term ending on the date of the 2009 annual meeting, and the four Class III directors have a term ending on the date of the 2007 annual meeting. Pursuant to the Articles of Incorporation, each class is to consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board.

Currently, our Class III directors are John T. Chain, Jr., Martin D. Feinstein, Susan M. Ivey and Neil R. Withington. Pursuant to our Corporate Governance Guidelines, the Board expects that no director will be nominated for election to the Board following his or her 70th birthday. As a result, General Chain, who turned 70 years old during his current term as a director, would not be eligible for re-election to the Board, unless an exception were made to the Governance Guidelines.

General Chain has been associated with RAI and its related companies since 1994, and has a firm grasp of RAI’s history, business and strategic plans and of the tobacco industry in general. Since becoming RAI’s first Lead Director in January 2006, he has provided valuable advice and counsel to Ms. Ivey in her role as Chairman of the Board, and has worked diligently and effectively as a liaison between the Board and senior management. In addition, General Chain provides the Board with critical expertise in the area of corporate governance, having served as the Chairman of RAI’s Corporate Governance, Nominating and Leadership Development Committee, referred to as the Governance Committee, since July 2004, and as Chairman of the Corporate Governance and Nominating Committee of R.J. Reynolds Tobacco Holdings, Inc., a wholly owned subsidiary of RAI and formerly a publicly traded company, referred to as RJR, from July 1999 to July 2004.

In light of the foregoing, the Board, upon the recommendation of the Governance Committee, has approved an exception to the above provision of the Governance Guidelines, allowing General Chain to be nominated for re-election to the Board to serve for an additional term of one year. General Chain, whose term as a Class III director will expire at the 2007 annual meeting, has been nominated for re-election to the Board at the 2007 annual meeting, to serve in Class I. As noted above, Class I directors have a term ending on the date of the 2008 annual meeting. The election of General Chain as a Class I director not only will benefit RAI by retaining his services for an additional year, but also will help better balance the size of each class of directors, as contemplated by the Articles of Incorporation. Since the previously announced resignation of E.V. (Rick) Goings as a Class I director, effective February 6, 2007, Class I has consisted of only two directors, and each of Class II and Class III has consisted of four directors.

In addition to General Chain’s nomination for re-election to the Board, each of the following persons currently serving on the Board as a Class III director has been nominated for re-election to such class at the 2007 annual meeting: Martin D. Feinstein, Susan M. Ivey and Neil R. Withington. If re-elected at the 2007 annual meeting, Ms. Ivey, and Messrs. Feinstein and Withington will hold office until the 2010 annual meeting or until their successors have been elected and qualified.

Pursuant to the terms of the Governance Agreement, dated July 30, 2004 as amended, referred to as the Governance Agreement, by and among RAI, Brown & Williamson Holdings, Inc. (formerly known as Brown & Williamson Tobacco Corporation), referred to as B&W, and British American Tobacco p.l.c., the parent corporation of B&W and referred to as BAT, B&W has designated Messrs. Feinstein and Withington as nominees for re-election as Class III directors. (The material terms of the Governance Agreement relating to the nomination of directors are described below under “— Governance Agreement.”) The Governance Committee also has recommended Ms. Ivey and General Chain as nominees for re-election to the Board as a Class III director and Class I director, respectively. The other persons who have been designated by B&W pursuant to the Governance Agreement as directors of RAI are Betsy S. Atkins (a Class I director) and Antonio Monteiro de Castro and H.G.L. (Hugo) Powell (Class II directors).

Your proxy will vote for each of the nominees for directors unless you specifically withhold authority to vote for a particular nominee. If any such nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

Your Board of Directors recommends a vote FOR the election of each of the three Class III director nominees and the one Class I director nominee.

Biographies of Board Members

Certain biographical information regarding the persons nominated for election to the Board at our 2007 annual meeting and regarding the other persons serving on the Board is set forth below:

Director Nominees

Class III Directors (terms expiring in 2010)

Name	Age	Business Experience

Martin D. Feinstein	58	Mr. Feinstein was the Chairman of Farmers Group, Inc. and Farmers New World Life Insurance Company from 1997 to July 2005 and served as the Chief Executive Officer of Farmers Group, Inc. from 1997 to April 2005 and as President and Chief Operating Officer of Farmers Group, Inc. from 1995 to 1996. He retired from Farmers Group, Inc. in July 2005. Prior to 1995, Mr. Feinstein held various management positions with Farmers Group, Inc., including Senior Vice President — Property/Casualty Operations, Senior Vice President — Chief Information Officer and Senior Vice President — Chief Marketing Officer from 1980 to 1994. Farmers Group, Inc. is a holding company of Farmers New World Life Insurance Company. Farmers Group, Inc. was an indirect, wholly owned subsidiary of B.A.T. Industries p.l.c., an affiliate of BAT, from 1988 to 1998. Mr. Feinstein was a member of the board of directors of B.A.T. Industries p.l.c. from January 1997 to September 1998, and was a member of the Group Management Board of Zurich Financial Services from 1998 to April 2005. Mr. Feinstein commenced serving on the Board of RAI as of November 30, 2005. He also is a member of the board of directors of Clear Technology.

Name	Age	Business Experience

Susan M. Ivey	48	Ms. Ivey has been President and Chief Executive Officer of RAI since January 2004, and was elected the Chairman of the Board of RAI effective January 1, 2006, and, since July 2004, has been Chairman of the Board of R. J. Reynolds Tobacco Company, a wholly owned operating subsidiary of RAI, referred to as RJR Tobacco. From July 2004 to December 2006, she also served as Chief Executive Officer of RJR Tobacco. She served as President and Chief Executive Officer of B&W from 2001 to 2004. Ms. Ivey also served as a director of B&W from 2000 to 2004 and Chairman of the Board of B&W from January 2003 to 2004. Ms. Ivey joined B&W in 1981 as a trade marketing representative. After holding a number of trade and brand positions, she accepted an international assignment with BAT in 1990. While overseas, Ms. Ivey held a number of positions, including Director of Marketing in China and Head of International Brands at BAT. She returned to B&W in 1999 as Vice President of Marketing and subsequently became Senior Vice President of Marketing, a position that she held until her appointment in 2001 as President and Chief Executive Officer of B&W. Ms. Ivey commenced serving on the Board of RAI as of January 2004. She also is a member of the board of directors of the Forsyth County United Way and the Winston-Salem YWCA, a member of the board of trustees of the University of Florida Foundation and Wake Forest University and is a member of The Business Council, a national organization of chief executive officers.
Neil R. Withington	50	Mr. Withington has been Director, Legal and Security, and Group General Counsel of BAT, the world’s second largest publicly traded tobacco group, since August 2000. Mr. Withington joined BAT in 1993 as a Senior Lawyer and served in that capacity until 1995. He was named as the Assistant General Counsel and Head of Product Liability Litigation Group of BAT in 1996. Mr. Withington then served as the Deputy General Counsel of BAT from 1998 until 2000. Mr. Withington commenced serving on the Board of RAI as of July 30, 2004.

Class I Director (term expiring in 2008)

Name	Age	Business Experience

John T. Chain, Jr.	72	General (Retired) Chain has been the Chairman of Thomas Group, Inc., an international management-consulting firm, since May 1998 and has been a member of the board of directors of Thomas Group, Inc. since May 1995. He served as the President of Quarterdeck Equity Partners, Inc., an investor in the aerospace industry, from January 1996 to January 2003. He also served as Special Assistant to the Chairman of Burlington Northern Santa Fe Corporation, a major U.S. freight railroad, from November 1995 to March 1996, and as an Executive Vice President of Burlington Northern from 1991 to November 1995. For more than five years prior to that time, he served as a General (Commander-in-Chief, the Strategic Air Command) in the United States Air Force. General Chain commenced serving on the Board of RAI as of July 30, 2004, and was appointed its Lead Director as of January 1, 2006, and served on the boards of directors of RJR from June 1999 to July 2004, RJR Nabisco, Inc. (now known as RJR) from 1994 to June 1999, and of Nabisco Group Holdings Corp. (the former parent of RJR) from 1994 to December 2000. General Chain also is a member of the boards of directors of ConAgra Foods, Inc., Northrop Grumman Corporation, Kemper Insurance and Thomas Group, Inc.

Continuing Directors

Class I Directors (terms expiring in 2008)

Betsy S. Atkins	52	Ms. Atkins has been the Chief Executive Officer of Baja Ventures, an independent venture capital firm focused on the technology and life sciences industry, since 1994. Previously, Ms. Atkins served as Chairman and Chief Executive Officer of NCI, Inc., a functional food/ nutraceutical company, from 1991 through 1993. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989 and a member of its Board of Directors, and served as its Worldwide Sales, Marketing and International Executive Vice President prior to its acquisition by Lucent Technologies in 1999. Ms. Atkins commenced serving on the Board of RAI as of July 30, 2004. Ms. Atkins also serves on the board of directors of Polycom, Inc., Chico’s FAS Inc. and SunPower Corporation, as well as a number of private companies. Ms. Atkins also was a Presidential-appointee to the Pension Benefit Guaranty Corporation advisory committee and is a Governor-appointed member of the Florida International University Board of Trustees.

Name	Age	Business Experience

Nana Mensah	54	Mr. Mensah has been the Chairman and Chief Executive Officer of ’XPORTS, Inc., a privately held company that exports food packaging and food processing equipment and pharmaceuticals to foreign markets, since January 2005, and previously served in those same positions from April 2003 until July 2003 and from October 2000 until December 2002. He had served as the Chief Operating Officer — Domestic of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the world’s largest quick-service restaurant chains, from August 2003 to December 2004, when it was sold to a private equity firm. Mr. Mensah was President, U.S. Tax Services of H&R Block Inc., a tax, mortgage and financial services company, from January 2003 until March 2003. He also was a management consultant from October 1999 to September 2000. Previously, Mr. Mensah served as President and Chief Operating Officer of Long John Silver’s Restaurants, Inc., the world’s largest chain of seafood quick-service restaurants, from 1997 until it was sold under his auspices in October 1999. Mr. Mensah worked for PepsiCo from 1990 to 1994, and for PepsiCo Restaurants International from 1994 to 1997, in a variety of senior executive positions. Mr. Mensah commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. Mr. Mensah is a Distinguished Fellow at Georgetown College in Kentucky. He also is a member of the boards of trustees of the Lexington Philharmonic Society, the Children’s Miracle Network and the Kentucky Children’s Hospital.

Class II Directors (terms expiring in 2009)

Antonio Monteiro de Castro	61	Mr. Monteiro de Castro has been the Chief Operating Officer of BAT, the world’s second largest publicly traded tobacco group, since January 2004 and has served as a director of BAT since March 2002. He joined BAT in 1996 as the Regional Director for Latin America and the Caribbean. Previously, Mr. Monteiro de Castro served as Vice President of Souza Cruz SA, the Brazilian subsidiary of BAT, beginning in 1989. He became President and CEO of Souza Cruz SA in 1991, and served in such capacity until 1995. Mr. Monteiro de Castro commenced serving on the Board of RAI as of July 30, 2004. He also is President of the Administrative Council, Souza Cruz SA and a member of the board of the Getulio Vargas Foundation.

Name	Age	Business Experience

H.G.L. (Hugo) Powell	62	Mr. Powell retired in 2002 from Interbrew S.A., an international brewer that in 2004 became part of InBev S.A., where he served as Chief Executive Officer since 1999. During Mr. Powell’s tenure as Chief Executive Officer, he led Interbrew through a crucial period in its expansion and evolution, including the completion of 33 acquisitions. Between 1984 and 1999, Mr. Powell held various operational positions within John Labatt Ltd. and Interbrew, including Chief Executive Officer of Interbrew Americas since 1995. Mr. Powell commenced serving on the Board of RAI as of July 30, 2004.
Joseph P. Viviano	68	Mr. Viviano served as the Vice Chairman of Hershey Foods Corporation, a chocolate and confectionery manufacturer, from January 1999 until his retirement in April 2000. Previously, Mr. Viviano had been President and Chief Operating Officer of Hershey Foods Corporation from 1994 through 1998. Mr. Viviano commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. He also is a member of the boards of directors of Chesapeake Corporation, Harsco Corporation and RPM International Inc.
Thomas C. Wajnert	63	Mr. Wajnert has been self-employed since July 2006, providing advisory services, including acting as a Senior Advisor to Bear Stearns Merchant Banking. From January 2002 to June 2006, he had been Managing Director of Fairview Advisors, LLC, a merchant bank he co-founded. Mr. Wajnert retired as Chairman of the Board and Chief Executive Officer of AT&T Capital Corporation, a commercial finance and leasing company, where he was employed from November 1984 until December 1997. He was self-employed and participated in several private equity transactions in the technology and human resources outsourcing areas from December 1997 to December 2001. Mr. Wajnert commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. Mr. Wajnert also serves on the boards of directors of NYFIX, Inc., United Dominion Realty Trust, Inc. and Churchill Financial Corp., and is Non-Executive Chairman of FGIC, Inc., a privately held financial guarantee insurance company.

Governance Agreement

In connection with the business combination transactions, collectively referred to as the Business Combination, consummated on July 30, 2004, pursuant to which, among other things, the U.S. cigarette and tobacco business of B&W was combined with the business of RJR Tobacco, RAI, B&W and BAT entered into the Governance Agreement, which sets forth the parties’ agreement regarding various aspects of the governance of RAI, including the nomination of RAI directors. As noted above, under “— Item 1: Election of

Directors,” the Board currently consists of ten persons. Under the terms of the Governance Agreement, the Board is nominated as follows:

Nominator	Nominee

B&W	B&W has the right to designate for nomination five directors, at least three of whom are required to be independent directors and two of whom may be executive officers of BAT or any of its subsidiaries.
Governance Committee	The Governance Committee will recommend to the Board for nomination:
• the chief executive officer of RAI or an equivalent senior executive officer, and
• the remaining directors, each of whom is required to be an independent director.

The number of directors B&W is entitled to designate for nomination to the Board will be affected by the amount of RAI common stock which B&W owns. (As of the date of this proxy statement, B&W owns approximately 42% of RAI common stock.) Specifically, the Governance Agreement provides that designations by B&W will be subject to the following limitations prior to the recommendation of nominees by the Governance Committee:

If B&W’s ownership interest in RAI as of a specified date is:	B&W will have the right to designate:

• less than 32% but greater than or equal to 27%	• two independent directors, and
• two directors who may be executive officers of BAT or any of its subsidiaries.
• less than 27% but greater than or equal to 22%	• two independent directors, and
• one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 22% but greater than or equal to 15%	• one independent director, and
• one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 15%	• no directors.

In addition, the Governance Agreement provides that in no event will the number of directors designated by B&W divided by the total number of directors then comprising the Board, exceed the number of directors which B&W is then entitled to designate pursuant to the terms of the Governance Agreement divided by 12, rounded up to the nearest whole number.

For purposes of the Governance Agreement, an independent director means a director who would be considered an “independent director” of RAI under the NYSE listing standards, as such listing standards may be amended from time to time, and under any other applicable law that imposes as a condition to any material benefit to RAI or any of its subsidiaries, the independence of one or more members of the Board, excluding, in each case, requirements that relate to “independence” only for members of a particular committee or directors fulfilling a particular function. In no event will any person be deemed to be an “independent director” if such person is, or at any time during the three years preceding the date of determination was, a director, officer or employee of BAT or any of its subsidiaries, other than RAI and its subsidiaries, if applicable. In addition, no person will be deemed to be an “independent director” unless such person also would be considered to be an “independent director” of BAT under the NYSE listing standards, whether or not such person is in fact a director of BAT, assuming the NYSE listing standards were applicable to BAT. Under the Governance Agreement, the fact that a person has been designated by B&W for nomination will not by itself disqualify that person as an “independent director.”

Pursuant to the Governance Agreement, because the Board has included all of B&W’s designees on management’s slate of nominees, and because the Board will include the number of directors designated by B&W in accordance with the terms of the Governance Agreement following the election of directors at the 2007 annual meeting, BAT and its subsidiaries will vote, pursuant to an irrevocable proxy, their shares of RAI common stock in favor of management’s slate of nominees (consisting of Ms. Ivey and Messrs. Feinstein and

Withington for Class III, and General Chain for Class I) at the 2007 annual meeting. Under the Governance Agreement, BAT and its subsidiaries will not be required to vote in favor of management’s slate of nominees at a particular shareholders’ meeting if a third party has made a material effort to solicit proxies in favor of a different slate of directors for that meeting.

Determination of Independence of Directors

The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, RAI’s Board has adopted the following standards to assist it in its determination of director independence; a director will be determined not to be independent under the following circumstances:

•	The director is, or has been within the last three years, an employee of RAI, or an immediate family member is, or has been within the last three years, an executive officer, of RAI,

•	The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from RAI, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service),

•	(1) The director or an immediate family member is a current partner of a firm that is RAI’s internal or external auditor; (2) the director is a current employee of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (4) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on RAI’s audit within that time,

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of RAI’s present executive officers at the same time serves or served on that company’s compensation committee, or

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, RAI for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenues.

The foregoing director independence standards are set forth in the Governance Guidelines, which can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

The Board has determined that the following directors are independent within the meaning of the foregoing NYSE listing standards: Betsy S. Atkins, John T. Chain, Jr., Martin D. Feinstein, Nana Mensah, H.G.L. (Hugo) Powell, Joseph P. Viviano and Thomas C. Wajnert. None of the foregoing independent directors has any relationship with RAI, other than being a director and/or shareholder of RAI.

Committees and Meetings of the Board of Directors

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Governance Committee. During 2006, the Board also had two ad hoc special committees, and the activities of both such committees, one of which has been dissolved, are described in further detail below. All of the current committees of the Board are comprised of non-management directors, who are independent as defined by applicable NYSE listing standards as discussed above under “— Determination of Independence of Directors.” Pursuant to the Governance Agreement, each of the Board committees will have at least five members, though currently each of the Audit Committee and the existing special committee has one vacancy, and the Compensation Committee has two vacancies. The Governance Agreement also provides that the directors designated by B&W will have proportionate representation on each Board committee, with at least one director designated by B&W serving on each Board committee so long as any directors designated by B&W serve on the Board. Notwithstanding the foregoing, a director designated by B&W may not serve on any Board committee if such service would violate mandatory legal or exchange listing requirements or any other applicable law that requires committee member independence as a condition to a material benefit to RAI or any of its subsidiaries.

In 2005, the Board established an ad hoc special committee responsible for evaluating business development opportunities and making recommendations to the entire Board regarding such opportunities. Such committee met six times during 2006, with the Board dissolving this committee following RAI’s acquisition of Conwood Company, LLC, and its affiliates, in May 2006 (such acquired companies are collectively referred to as Conwood). The members of this special committee were John T. Chain, Jr. (Chair), H.G.L. (Hugo) Powell (a B&W designee) and Thomas C. Wajnert. In 2006, after the consummation of the foregoing acquisition, the Board established another ad hoc special committee, the purpose of which is to evaluate, and provide feedback regarding, long-range strategic plans and initiatives proposed by management. This special committee, comprised of Martin D. Feinstein (a B&W designee) and the members of the prior special committee mentioned above and chaired by General Chain, met twice during 2006, and remains in existence. All other directors are invited, but are not required, to attend meetings of this special committee.

Each of the Board’s three standing committees operates in accordance with the terms of a written charter. Copies of each such charter can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Information regarding the activities of each standing Board committee is set forth below.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities by:

•	overseeing that management has maintained the reliability and integrity of RAI’s accounting policies, financial reporting and disclosure practices and financial statements,

•	overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within RAI,

•	overseeing that management has established and maintained processes to assure compliance by RAI with all applicable laws, regulations and RAI policies,

•	overseeing that management has established and maintained processes to ensure adequate enterprise risk management,

•	overseeing the integrity of RAI’s financial statements and RAI’s compliance with legal and regulatory requirements, and

•	overseeing the qualifications, independence and performance of RAI’s independent auditors and internal audit department.

The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of RAI’s independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for RAI. The Audit Committee also serves as a qualified legal compliance committee, within the meaning of the Sarbanes-Oxley Act of 2002, responsible for, among other things, reviewing reports by RAI’s attorneys of any material violations of securities laws and any material breaches of fiduciary duties under applicable law.

The RAI Audit Committee met ten times during 2006. The current members of the Audit Committee are Martin D. Feinstein (a B&W designee), Nana Mensah, H.G.L. (Hugo) Powell (a B&W designee) and Thomas C. Wajnert (Chair). The Board has determined that Mr. Wajnert meets the definition of an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K.

Compensation Committee; Compensation Committee Interlocks and Insider Participation

The Compensation Committee:

•	approves, or makes recommendations to the Board with respect to, compensation and grants of restricted stock, performance shares, performance units and other long-term incentives to management employees,

•	administers plans and programs relating to employee benefits, incentives and compensation, and

•	approves, or makes recommendations to the Board with respect to, the base salary and annual incentives payable to all of RAI’s executive officers, including the Chief Executive Officer.

For 2006, the Compensation Committee evaluated the performance of RAI’s Chief Executive Officer and made a recommendation to the Board concerning an increase in her base salary. Commencing in 2007, the Governance Committee will be responsible for evaluating the Chief Executive Officer’s performance. Based on such evaluation, the Compensation Committee, acting either alone or together with the other independent directors (as directed by the Board), will determine and approve any changes in the Chief Executive Officer’s annual compensation. For a discussion of the Compensation Committee’s policies relating to executive compensation, see “Executive Compensation — Compensation Discussion and Analysis” below.

Under its charter, the Compensation Committee has the sole authority to retain any compensation consultant for purposes of evaluating, and making recommendations with respect to, the compensation of our executive officers, as well as the sole authority to approve the terms of any such consulting arrangement, including the fees payable to the consultant. The Compensation Committee also has the sole authority to terminate any compensation consultant that it has retained. In addition to the retention of compensation consultants, the Compensation Committee has the authority, under its charter, to retain independent legal counsel or other independent advisors to assist the Committee in performing its duties.

The Compensation Committee currently uses Hewitt Associates to provide the Committee with on-going recommendations regarding executive compensation in light of market practices and legal or regulatory considerations, and consistent with RAI’s needs and the Committee’s compensation philosophy. Hewitt Associates provides the Compensation Committee with market or benchmark data to assist the Committee in making determinations concerning senior management base salary and annual incentive levels, and long-term incentive awards. A representative of Hewitt Associates generally attends each meeting of the Compensation Committee. The Compensation Committee has requested that Hewitt Associates work with RAI’s management in preparing appropriate executive compensation proposals for the Committee’s review and consideration; provide independent, candid advice to the Committee; and help ensure that the Committee receives the information and counsel necessary to make well-informed, reasoned decisions in the best interests of RAI’s shareholders.

The Human Resources departments of RAI and certain of its operating subsidiaries from time to time engage Hewitt Associates to provide compensation advice on matters not pertaining to the compensation of RAI’s executive officers. Pursuant to procedures established by the Compensation Committee in February 2007, management of RAI or its operating subsidiaries may retain the same compensation consulting firm retained by the Committee, provided the firm furnishes management with market pricing and other compensation consulting services for officer level positions, the compensation for which the Committee does not determine. Further, management of RAI and its operating subsidiaries are required to obtain the prior approval of the Compensation Committee before engaging the same compensation consulting firm then retained by the Committee, if management expects that the fees payable to such firm for consulting services provided at management’s direction will exceed $1 million for such engagement or in the aggregate during any fiscal year.

For 2006, RAI’s Chief Executive Officer had an indirect role in determining the annual base salary increase for the other executive officers named in the 2006 Summary Compensation Table below (each such officer is referred to as a named executive officer) and for certain other executive officers who are her direct reports and are not named in such table, in that the Chief Executive Officer assigned the individual performance ratings for such persons. The individual performance rating and the general merit increase determine the amount of a person’s proposed base salary increase; before the proposed base salary increase becomes effective for any named executive officer, however, the Compensation Committee acting alone or with the other independent members of the Board, must approve such increase. Similarly, certain of the named executive officers, other than the Chief Executive Officer, assign annual performance ratings for other executive officers of RAI who are not named in the 2006 Summary Compensation Table; the Compensation Committee approves, without further Board action, the base salary increase for such other officers. No executive officer has any role in determining or recommending the compensation of the Chief Executive Officer, whose compensation is determined by the Compensation Committee acting either alone or together with the other independent members of the Board. No executive officer of RAI has a direct role in approving or recommending any stock-based awards to any other executive officer; instead, such awards are approved either by the Board or the Compensation Committee. See “Executive Compensation — Compensation Discussion and Analysis” for additional information regarding the process for determining executive officer compensation.

The Governance Committee, with the assistance of an independent compensation consultant, periodically evaluates and recommends changes to the compensation program for RAI’s non-employee directors. No executive officer is involved in approving, or recommending changes to, any elements of the director compensation program.

Pursuant to the Compensation Committee charter, the Chair of the Committee has the authority to approve the compensation for persons at the Executive Vice President level or below to the extent the Chair deems such approval necessary and appropriate under the circumstances, and if the Committee is not otherwise in session. In addition, the Compensation Committee may, in its discretion and as it considers appropriate, delegate such other of its powers and responsibilities to one or more subcommittees as it establishes. The Compensation Committee has not yet formed any such subcommittee.

The RAI Compensation Committee met eight times in 2006. The current members of the Compensation Committee are Betsy S. Atkins (a B&W designee), John T. Chain, Jr. and Joseph P. Viviano (Chair). Mr. Goings had served as a member of the Compensation Committee prior to his resignation from the Board effective February 6, 2007. B&W has provided a revocable waiver with respect to its right to have an additional B&W designee serve on the Compensation Committee.

An SEC rule requires RAI to disclose the existence of certain relationships involving any member of RAI’s Compensation Committee, on the one hand, and RAI, on the other hand. Such relationships, referred to as “compensation committee interlocks and insider participation” include, among other things,

•	a former officer of an issuer serving as a member of that issuer’s compensation committee, and

•	an executive officer of an issuer serving as a director of another entity, one of whose executive officers serves on that issuer’s compensation committee. During 2006, there were no compensation committee interlocks or insider participation at RAI.

Corporate Governance, Nominating and Leadership Development Committee; Director Nomination Process

The Governance Committee:

•	reviews the qualifications of candidates for nomination to the Board and its committees,

•	recommends to the Board nominees for election as directors,

•	may nominate an independent director to serve as a lead director under the circumstances described below under “— Lead Director,”

•	reviews periodically the compensation of the Board in relation to comparable companies and recommends any changes needed to maintain appropriate and competitive Board compensation,

•	evaluates and recommends the processes and practices through which the Board conducts its business,

•	reviews and evaluates annually the assignment of the various oversight responsibilities and activities of the Board committees,

•	reviews and reports to the Board on succession planning for RAI’s Chief Executive Officer and other top executive management positions,

•	reviews RAI’s corporate governance policies and considers the adequacy of such policies in response to shareholder concerns, and

•	initiates and oversees annually an appraisal of the performance of the Board, the Board Committees, the Lead Director and, in conjunction with the Lead Director, the individual directors in meeting their respective corporate governance responsibilities.

The RAI Governance Committee met five times in 2006. The current members of the Governance Committee are Betsy S. Atkins (a B&W designee), John T. Chain, Jr. (Chair), H.G.L. (Hugo) Powell (a B&W designee), Joseph P. Viviano and Thomas C. Wajnert.

The Board is responsible for selecting its members, subject to shareholder approval and the relevant provisions of the Governance Agreement, but delegates the screening process to the Governance Committee with input from the Chairman of the Board, the Chief Executive Officer (if different from the Chairman of the Board) and the Lead Director. The Governance Committee uses the following methods for identifying director nominees, other than incumbent directors being considered for re-election or nominees designated by B&W pursuant to the Governance Agreement:

•	professional third party search firms, which provide candidate names, biographies and background information,

•	the Governance Committee’s, the Board’s and management’s networks of contacts, and

•	shareholder recommendations.

In connection with its process of identifying, screening and recommending candidates for Board membership, the Governance Committee evaluates each potential candidate against the qualifications set forth in its committee charter and the Governance Guidelines, and reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions and the then-existing composition of the Board. The qualifications considered in the selection of director nominees include the following:

•	extent of experience in business, finance or management,

•	overall judgment to advise and direct RAI and its operating subsidiaries in meeting their responsibilities to shareholders, customers, employees and the public, and

•	the interplay of a candidate’s experience with the experience of the other Board members and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

The objective is a diverse Board that brings to RAI a variety of perspectives and skills derived from high quality business and professional experience.

Additional policies regarding Board membership, as set forth in the Governance Guidelines, include the following:

•	a majority of the Board must be independent within the meaning of the Governance Guidelines and the NYSE listing standards,

•	the Executive Chairman of the Board, if there is one, and the Chief Executive Officer normally will be the only management directors,

•	a Board member, other than a non-independent designee of B&W pursuant to the Governance Agreement, who ceases to be active in his or her principal business or profession, or experiences other changed circumstances that could diminish his or her effectiveness as a Board member, is expected to offer his or her resignation to the Board, which will determine whether such member should continue to serve as a director, and

•	the Board expects that no director will be nominated for election or re-election to the Board following his or her 70th birthday.

For the reasons provided above under “— Item 1: Election of Directors,” the Board has approved an exception to the immediately preceding policy so that General Chain may serve on the Board for an additional year.

Shareholders may recommend candidates for Board membership by submitting their recommendations in writing to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990. The written recommendation must provide the following information:

•	the candidate’s name, age, business address and, if known, residence address,

•	the candidate’s principal occupation or employment,

•	the number of shares of RAI common stock owned by the candidate,

•	the written consent of the candidate to be named in the proxy statement as a nominee, if applicable, and to serve as a director if elected, and

•	a description of all arrangements or understandings between the shareholder, the candidate and any other person or persons (naming such person or persons), pursuant to which the recommendation is being made by the shareholder.

The Governance Committee will evaluate any director candidate recommended by a shareholder based upon the facts and circumstances at the time of the receipt of such recommendation. Applicable considerations would include:

•	whether the Governance Committee currently is looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board,

•	whether nomination of a particular candidate would be consistent with the Governance Agreement,

•	whether the current composition of the Board is consistent with the criteria described in the Governance Guidelines,

•	whether the candidate submitted possesses the requisite qualifications that generally are the basis for selection for candidates to the Board, as described in the Governance Guidelines and as described above, and

•	whether the candidate would be considered independent under the Governance Guidelines and the NYSE listing standards.

The Governance Committee will not alter the manner in which it evaluates a candidate based on whether the candidate was recommended by a shareholder or otherwise.

A shareholder also may nominate a person for election to the Board at the 2008 annual meeting of shareholders by providing notice and the other required information described in RAI’s Bylaws, in writing, to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-1990, for receipt between November 1, 2007, and December 1, 2007. RAI’s Bylaws can be found in the “Governance” section of the www reynoldsamerican.com web site or may be obtained, free of charge, from the Office of the Secretary.

Incumbent directors are reviewed for suitability for continued service on the Board by the Governance Committee and the full Board prior to their nomination for re-election.

Candidates are recommended to the full Board for nomination for election as directors only upon the affirmative vote of a majority of the members of the Governance Committee.

Lead Director

During 2005, the Board amended the Governance Guidelines, allowing the independent directors to elect, upon nomination by the Governance Committee, an independent director to serve as Lead Director if the positions of Chairman of the Board and Chief Executive Officer are held by the same person. Following the retirement of Andrew J. Schindler, effective December 31, 2005, as Non-Executive Chairman of the Board, Ms. Ivey, RAI’s Chief Executive Officer and President, assumed the additional position of Chairman of the Board, effective January 1, 2006. Pursuant to the Governance Guidelines, the Board elected General Chain to serve as Lead Director, commencing January 1, 2006. Generally, a Lead Director serves for a three-year period, or until his or her earlier termination of service on the Board.

The Lead Director is responsible for:

•	presiding over executive sessions of the non-management directors and the independent directors,

•	calling meetings of the non-management directors and the independent directors as he or she deems necessary,

•	facilitating communications and serving as a liaison between the non-management directors and the Chairman of the Board and Chief Executive Officer, though each director is free to communicate directly with the Chairman of the Board and Chief Executive Officer,

•	consulting with the Chairman of the Board, the Chief Executive Officer and the Secretary on the agenda for Board meetings and on the need for special meetings of the Board,

•	together with the Chair of the Governance Committee, communicating to the Chief Executive Officer the results of the evaluation of his or her performance,

•	in conjunction with the Governance Committee, overseeing the evaluation process of individual directors,

•	meeting with any director who is not adequately performing his or her duties as a member of the Board or any Board committee, and

•	otherwise consulting with the Chairman of the Board on matters relating to management effectiveness and Board performance.

Board Meetings

The Governance Guidelines provide that each Board meeting agenda shall include time for an executive session with only directors and the Chief Executive Officer present, and an executive session with only non-employee directors present. In addition, the Governance Guidelines provide that at the Board meeting following each annual meeting of shareholders, the Board shall have an executive session with only independent directors present. The Lead Director, if one has been appointed, is responsible for presiding over executive sessions of the non-management directors and the independent directors. In the absence of the Lead Director, if one has been appointed, the Chair of the Governance Committee shall preside over executive sessions of the non-management directors and the independent directors. Similarly, if no Lead Director has been appointed, and the Chairman of the Board is an employee of RAI or a subsidiary of RAI, then the Chair of the Governance Committee shall preside over executive sessions with only non-employee directors or independent directors present. As noted above, General Chain has served as Lead Director since January 1, 2006, and has served as the Chair of the Governance Committee since July 2004.

During 2006, there were nine meetings of the RAI Board. Each director attended at least 75 percent of the total meetings of the Board and committees of which he or she was a member, other than Mr. Monteiro de Castro, who attended approximately 56% of the Board meetings held, and Mr. Withington who attended approximately 67% of the Board meetings held. The Governance Guidelines provide that Board members are expected to attend annual meetings of shareholders, barring unavoidable circumstances that prevent attendance. All of our current directors who were directors on May 3, 2006, other than Mr. Withington, attended our annual shareholders’ meeting held on such date.

Director Compensation

We provide to our non-employee directors (other than Messrs. Monteiro de Castro and Withington, both of whom are full-time employees of BAT) compensation for their service on the Board in the form of retainers and meeting fees, and certain equity awards, all as described in greater detail below. RAI pays BAT directly for the services of Messrs. Monteiro de Castro and Withington as directors of RAI, as discussed below under “— Payment to BAT for Services of Certain Board Designees.” (Our non-employee directors, other than Messrs. Monteiro de Castro and Withington, are collectively referred to as Outside Directors). RAI does not compensate any director who is an employee of RAI or any of its subsidiaries in his or her capacity as a director, except that RAI does reimburse all directors for actual expenses incurred in connection with attendance at Board and committee meetings, including transportation, food and lodging expenses. If a guest accompanies a director on a trip to a Board meeting and the guest was not invited by RAI, then charges associated with that guest will not be reimbursed by RAI. Transportation, food and lodging expenses that are incurred by a guest and paid for by RAI will be imputed as income to the director. RAI also reimburses Outside Directors for the fees and expenses incurred by them in connection with their attendance at one director education program per year.

The following table shows the annual compensation paid by RAI to the Outside Directors for their service on the Board during 2006.

2006 Director Compensation (1)

			Change in
			Pension Value
			and Nonqualified
			Deferred
	Fees Earned or	Stock Awards	Compensation	All Other
Name	Paid in Cash ($)(3)	($)(4)(5)	Earnings ($)(6)	Compensation ($)(7)	Total ($)

Betsy S. Atkins	85,300	341,442	0	1,260	428,002
John T. Chain, Jr.	125,300	359,322	0	11,516	496,138
Martin D. Feinstein	85,600	300,204	0	1,388	387,192
E.V. (Rick) Goings(2)	77,800	370,183	3,570	18,775	470,328
Nana Mensah	84,500	181,107	0	2,388	267,995
H.G.L. (Hugo) Powell	99,500	359,322	1,886	11,260	471,968
Joseph P. Viviano	95,200	359,322	5,407	11,388	471,317
Thomas C. Wajnert	116,750	359,322	0	8,910	484,982

(1)	As an employee director, Ms. Ivey receives no compensation for her service on the Board. See “Executive Compensation” below for information regarding the compensation that she receives in her capacity as RAI’s Chief Executive Officer and President. RAI does not pay any compensation directly to Messrs. Monteiro de Castro and Withington for serving as directors. See “— Payment to BAT for Services of Certain Board Designees” below for information regarding the compensation RAI pays BAT for the Board service of such persons.

(2)	Mr. Goings resigned from the Board effective February 6, 2007.

(3)	The amounts in this column represent Board and Board committee retainers paid for service in 2006, fees paid for Board and Board committee meetings attended in 2006 and, in the case of General Chain, the supplemental retainer paid for service as Lead Director. Amounts are shown in this column notwithstanding a director’s election to defer his or her retainers and meeting fees pursuant to the plan described below under “— Deferred Compensation Plan.” For additional information regarding director meeting fees and retainers, see “— Annual Retainers and Meetings Fees” below.

(4)	The amounts shown in this column represent the amount recognized as compensation expense in 2006 (pursuant to Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” referred to as FAS 123(R)) by RAI for financial statement reporting purposes with respect to awards made during 2006, and in previous years, under the Equity Incentive Award Plan for Directors of Reynolds American Inc., referred to as the EIAP. The amounts shown in this column do not equal the value that any director actually received during 2006 with respect to his or her EIAP awards. Certain Outside Directors have elected to receive RAI common stock, in lieu of RAI common stock equivalents (which also are referred to as deferred stock units), with respect to their initial and/or annual awards under the EIAP. Under FAS 123(R), the amount of compensation expense recognized for RAI common stock awarded under the EIAP is less than the compensation expense recognized for deferred stock units awarded under the EIAP. The assumptions upon which the amounts in this column are based are set forth in note 16 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 27, 2007. No Outside Director forfeited any stock awards during 2006.

The amounts in this column do not include any dividends paid on shares of RAI common stock issued under the EIAP, or dividend equivalents earned on deferred stock units awarded under the EIAP or credited under the Amended and Restated Deferred Compensation Plan for Directors of Reynolds American Inc., referred to as the DCP. See “— Equity Awards” below for a discussion of the material terms of the EIAP and DCP. The amount of dividend equivalents earned or credited on directors’ deferred stock units, and charged to expense, in 2006 was as follows — Ms. Atkins: $43,447; General Chain: $46,448;
Mr. Feinstein: $25,695; Mr. Goings: $69,010; Mr. Mensah: $5,197; Mr. Powell: $46,448; Mr. Viviano: $46,448; and Mr. Wajnert: $46,448.

(5)	The grant date fair value, as determined in accordance with FAS 123(R), of the stock awards made to each Outside Director in 2006 under the EIAP was $152,260. The aggregate number of outstanding stock awards (representing deferred stock units awarded under the EIAP or credited under the DCP) and stock options held by the Outside Directors as of December 31, 2006 are set forth below:

Name	Units (#)	Options (#)

Betsy S. Atkins	12,098	0
John T. Chain, Jr.	16,322	0
Martin D. Feinstein	10,144	0
E.V. (Rick) Goings	19,410	20,000
Nana Mensah	2,167	0
H.G.L. (Hugo) Powell	15,851	0
Joseph P. Viviano	15,223	0
Thomas C. Wajnert	14,144	0

(6)	The amounts in this column reflect the interest earned on the cash accounts of the Outside Directors who participate in the DCP to the extent such interest is considered “above-market” within the meaning of applicable SEC rules.

(7)	The amounts in this column include the value of matching gifts made on behalf of General Chain and Messrs. Goings, Viviano, Powell and Mensah pursuant to the program described below under “Other Benefits — Matching Grants Program;” the value ascribed to personal flights taken by Messrs. Goings and Wajnert, or their respective guests, on aircraft owned or leased by RJR Tobacco (with such value based on the aggregate incremental cost to RJR Tobacco); and the cost of premiums paid by RAI for certain excess liability insurance provided to the Outside Directors, as described below under “Other Benefits — Insurance Benefits.”

Annual Retainers and Meeting Fees

•	For 2006, each Outside Director received an annual retainer of $57,000. Effective January 1, 2007, the Board increased the amount of the annual retainer to $60,000.

•	The Lead Director, if one is elected, receives a supplemental annual retainer of $20,000.

•	Each Outside Director who is a Chair of one of the standing committees of the Board receives a supplemental annual retainer as follows — Audit Committee Chair: $20,000; Compensation Committee Chair: $10,000; and Governance Committee Chair: $10,000.

•	For 2006, each Outside Director received an attendance fee of $1,250 for each Board meeting attended. In addition, in 2006, members of each Board committee (all of whom are Outside Directors) received an attendance fee for each committee meeting attended as follows — Audit Committee: $1,500; Compensation Committee: $1,350; Governance Committee: $1,250; and special committee: $1,250. Effective January 1, 2007, the Board increased the amount of the per meeting attendance fee for meetings of the Board and all Board committees to $1,500. In addition, each director who is not a member of the existing special committee, but who attends a meeting of this committee receives the same meeting fee as committee members.

Deferred Compensation Plan

Under the DCP, Outside Directors may defer payment of their retainers and meeting fees until termination of service as a director or until a selected year in the future. Participating directors may elect, on an annual basis, to direct RAI to defer their retainers and meeting attendance fees in 25% increments to a cash account, a stock account or a combination of both. The plan provides that amounts deferred to a cash account earn interest at the prime rate as set by JPMorgan Chase Bank, and amounts deferred to a stock account mirror the performance of, and receive dividend equivalents based on, RAI common stock. Participating directors are entitled to receive a distribution, only in the form of cash, of their account balances either in full on the deferral date or in up to ten annual installments commencing on a selected future date.

Equity Awards

RAI provides its Outside Directors with certain stock-based awards pursuant to the terms of the EIAP. Upon election to the Board, an Outside Director receives under the EIAP an initial grant of 3,500 deferred stock units or, at the director’s election, 3,500 shares of RAI common stock. Upon appointment as a Non-Executive Chairman of the Board, such director receives a grant of 3,500 deferred stock units or, at such person’s election, 3,500 shares of RAI common stock, so long as such director previously did not receive an initial grant upon his or her election to the Board. In addition, pursuant to the EIAP, each Outside Director receives on the date of each annual meeting of shareholders (provided the Outside Director remains on the Board after the date of such meeting), a grant of 2,000 (or, in the case of a Non-Executive Chairman of the Board, 4,000) deferred stock units or, at the director’s election, 2,000 (or, in the case of a Non-Executive Chairman, 4,000) shares of RAI common stock; the number of deferred stock units and shares of common stock referenced in this sentence were adjusted last year due to RAI’s two-for-one split of its common stock effected in August, 2006, referred to as the Stock Split. If RAI does not hold an annual meeting of shareholders in any year, then the annual award under the EIAP will be made to Outside Directors on the anniversary of the preceding year’s annual meeting of shareholders. Shares of RAI common stock awarded to Outside Directors in lieu of deferred stock awards upon a director’s initial award or any annual award under the EIAP will not bear any transfer restrictions, other than any restrictions arising generally by virtue of federal and state securities laws. Each Outside Director also is entitled to receive a quarterly award of deferred stock units on the last day of each calendar quarter, with the number of units being equal to: $10,000 (or, in the case of a Non-Executive Chairman of the Board, $20,000) divided by the average closing price of a share of RAI common stock for each business day during the last month of such calendar quarter. If a director has served for less than the entire quarter, the number of units granted will be prorated based upon the period of such person’s actual Board service during the quarter.

The deferred stock units granted under the EIAP receive dividends at the same rate as RAI common stock, but the dividends are credited in the form of additional deferred stock units. The deferred stock units have no voting rights. Distribution of deferred stock units will be made (as soon as practicable after the end of the year in which the participant ceases to be a director) at the participating director’s election either in a single lump sum or in up to ten annual, equal installments. At the election of the director, the payment of the initial and annual deferred stock unit grants may be made in cash or in RAI common stock, which shares of stock will not bear transfer restrictions other than any restrictions arising generally by virtue of federal and state securities laws. Distribution of the deferred stock units received in connection with a quarterly award will be made only in cash. Cash distributions of deferred stock units generally are based on the average closing price of RAI common stock during December of the year preceding payment. Notwithstanding the foregoing, upon the death of a participating director (whether before or after ceasing to serve as a director), any deferred stock units then outstanding in such director’s account will be distributed in a single lump sum cash amount to the director’s designated beneficiary or estate, as the case may be. Such distribution will be made after the end of the quarter in which the plan administrator is notified of the participant’s death and will be based upon the average closing price of RAI common stock during such month.

An aggregate of 1,000,000 shares of RAI common stock have been authorized for issuance under the EIAP, with such amount having been adjusted pursuant to the EIAP’s anti-dilution provisions to take into account the impact of the Stock Split. Shares relating to awards under the EIAP that are forfeited, terminated or settled in cash in lieu of stock will become available for future grants. The EIAP also affords its administrator, the Governance Committee, the discretion to grant Outside Directors options to acquire shares of RAI common stock. Any such options will have an exercise price equal to the per share closing price of

RAI common stock on the date of grant, will vest and become exercisable in full six months after the date of grant and will have a ten-year term. No options were granted to Outside Directors in 2006 or 2005.

Other Benefits

Insurance Benefits.  RAI offers Outside Directors, during the term of their service on the Board, life insurance having a death benefit of up to $100,000. RAI also offers Outside Directors excess liability insurance coverage of $10,000,000. Such excess coverage will remain in effect during the Outside Director’s term of service on the Board and, subject to the Outside Director’s payment of the premium for the period after termination of Board service, during the three-month period following the end of the director’s Board service. To receive such excess liability coverage, an Outside Director is required to maintain, at his or her own cost, underlying liability insurance with a limit of up to $500,000, depending upon the type of underlying coverage. Except as noted above, an individual Outside Director does not pay for the life and excess liability insurance coverages provided by RAI, except that the value of each such coverage is imputed to the individual for income tax purposes. Each Outside Director is also covered by RAI’s business travel insurance policy, which provides benefits of up to $500,000 upon an Outside Director’s death or accidental injury occurring while the director is traveling in connection with his service on the Board. All directors and officers of RAI and its subsidiaries also are covered by RAI’s directors’ and officers’ liability insurance policy, which has an aggregate coverage limit of $395 million.

Matching Grants Program.  All Outside Directors are eligible to participate in a matching grants program sponsored by RAI and the R.J. Reynolds Foundation. Pursuant to this program, RAI or the R.J. Reynolds Foundation will match grants, on a one-for-one basis, that a director makes to an educational, art, cultural or charitable organization. Effective as of January 1, 2006, the maximum, aggregate annual amount of the matching grants for each director was reduced from $20,000 to $10,000. The R.J. Reynolds Foundation will provide a matching grant up to the first $4,000, and RAI will provide a matching grant up to the next $6,000, for each qualifying contribution made by an Outside Director. A director may participate in the matching grants program through the end of the calendar year in which the director terminates his or her service on the Board.

Payment to BAT for Services of Certain Board Designees

In consideration for the services of Messrs. Monteiro de Castro and Withington as RAI directors during 2006, RAI paid BAT $170,000 for each such director. Pursuant to the terms of the Governance Agreement, effective January 1, 2007, such fee was increased to $237,500 for the annual service of each such director. Such amount is paid to BAT in lieu of any compensation (other than the reimbursement of certain expenses) to which Messrs. Monteiro de Castro and Withington otherwise would be entitled in their capacities as members of RAI’s Board.

Equity Ownership Guidelines

After completion of five years of service as a member of RAI’s Board of Directors, each director is expected to hold and retain a minimum of 10,000 shares of RAI common stock. It is generally expected that a director will not dispose of RAI common stock during the first five years of service on the Board, unless the director holds and retains RAI common stock in excess of the minimum threshold level of 10,000 shares. For purposes of the foregoing ownership guidelines, RAI common stock includes:

•	shares of RAI common stock beneficially owned by the director,

•	deferred stock units or shares of RAI common stock granted to the director under the EIAP, and

•	deferred stock units received by the director as deferred compensation under the DCP.

Shares of RAI common stock subject to unexercised stock options held by a director are not counted toward an individual director’s stock ownership target. These stock ownership guidelines do not apply to any director who is also an officer or employee of BAT so long as such director does not participate in any equity compensation plan made available to RAI’s non-employee directors.

Code of Conduct

RAI has adopted a Code of Conduct that applies to all directors, officers and employees of RAI and its subsidiaries, including RAI’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Conduct is intended to constitute a “code of ethics” within the meaning of Item 406(b) of Regulation S-K. Any amendment to, or waiver from, a provision of RAI’s Code of Conduct (other than technical, administrative or other non-substantive amendments) that applies to RAI’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, or persons performing similar functions for RAI, will be disclosed on the www.reynoldsamerican.com web site within four business days following the date of the amendment or waiver. The Code of Conduct can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Shareholder Communications to the Board

Shareholders and other constituencies may communicate directly with the Board or individual members of the Board by submitting written correspondence to Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Shareholders and other constituencies may communicate directly with the non-management directors as a group by writing to the Lead Director or, if a Lead Director has not been appointed, to the Chair of the Governance Committee at the foregoing address.

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of Principal Shareholders

We have been notified by the persons in the following table that they are beneficial owners (as defined by the rules of the SEC) of more than five percent of RAI common stock.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class(5)

British American Tobacco p.l.c	123,905,524	(1)	41.86
Globe House 4 Temple Place London, WC2R 2PG
Brown & Williamson Holdings, Inc.	123,905,524	(1)	41.86
103 Foulk Road, Suite 117 Wilmington, Delaware 19803
AMVESCAP PLC	23,056,974	(2)	7.79
11 Devonshire Square London, England EC2M 4YR
Capital Research and Management Company	23,030,610	(3)	7.78
333 South Hope Street Los Angeles, California 90071
INVESCO Asset Management Limited	22,726,288	(4)	7.68
30 Finsbury Square London, England EC2A 1AG

(1)	Based upon a Schedule 13G filed with the SEC on February 9, 2005, and upon information furnished to RAI by Brown & Williamson Holdings, Inc. on February 7, 2007, and by British American Tobacco p.l.c. on March 5, 2007, (a) Brown & Williamson Holdings, Inc. and British American Tobacco p.l.c. hold sole dispositive and sole voting power over these shares and (b) Brown & Williamson Holdings, Inc. is the record and beneficial owner of these shares, and British American Tobacco p.l.c. is the beneficial owner of such shares by virtue of its indirect ownership of all of the equity and voting power of Brown & Williamson Holdings, Inc.

(2)	According to a Schedule 13G/A filed by AMVESCAP PLC, a holding company, on behalf of itself and certain investment advisory subsidiaries, with the SEC on February 14, 2007, AIM Advisors, Inc., AIM Capital Management, Inc., Atlantic Trust Company, N.A., INVESCO Asset Management (Japan) Limited, INVESCO Asset Management Limited, INVESCO Management S.A., INVESCO Institutional (N.A.), Inc. and PowerShares Capital Management LLC held, with respect to these shares, sole voting and dispositive power over 84,764 shares; 4,308 shares; 585 shares; 114,206 shares; 22,726,288 shares; 750 shares; 16,290 shares; and 109,789 shares, respectively, as of December 31, 2006.

(3)	According to a Schedule 13G/A filed by Capital Research and Management Company with the SEC on February 12, 2007, Capital Research and Management Company, acting as an investment advisor to various investment companies, held sole dispositive power over these shares, and sole voting power over 7,850,280 of these shares, as of December 31, 2006.

(4)	See footnote 2 for additional information.

(5)	Information in this column is based on 295,997,158 shares of RAI common stock outstanding on March 14, 2007, the record date for the 2007 annual meeting.

Stock Ownership of Management

The following table indicates the number of shares of RAI common stock beneficially owned as of March 14, 2007, by each director, each named executive officer and all directors and executive officers as a group, based on information provided to RAI by these individuals. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares for which he or she is shown as beneficial owner.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	Percent of Class(7)

Betsy S. Atkins(1)	0	*
Lynn J. Beasley(2)(3)(4)	23,634	*
Charles A. Blixt(5)	4,376	*
John T. Chain, Jr.(1)	3,958	*
Jeffrey A. Eckmann(3)(4)	24,769	*
Martin D. Feinstein(1)	0	*
Susan M. Ivey(3)(4)	101,409	*
Nana Mensah(1)	5,820	*
Antonio Monteiro de Castro	0	*
Dianne M. Neal(3)(4)	35,527	*
Tommy J. Payne(3)(4)	27,657	*
H.G.L. (Hugo) Powell(1)	7,600	*
Joseph P. Viviano(1)	8,000	*
Thomas C. Wajnert(1)	6,500	*
Neil R. Withington	0	*
All directors, director nominees and executive officers as a group (consisting of 21 persons)(6)	311,252	*

*	Less than 1 percent

(1)	The shares beneficially owned do not include the following deferred common stock units, which are RAI common stock equivalents awarded under the EIAP or credited under the DCP: (a) 12,235 units for Ms. Atkins; (b) 16,502 units for General Chain; (c) 10,258 units for Mr. Feinstein; (d) 2,190 units for Mr. Mensah; (e) 16,027 units for Mr. Powell; (f) 15,396 units for Mr. Viviano; and (g) 14,304 units for Mr. Wajnert. Messrs. Monteiro de Castro and Withington do not participate in either the EIAP or DCP.

(2)	Ms. Beasley retired as President and Chief Operating Officer of RJR Tobacco effective as of December 31, 2006. Since that date, Ms. Beasley has remained employed by RJR Tobacco; her employment with RJR Tobacco is scheduled to end on March 31, 2007.

(3)	The shares beneficially owned do not include the following performance shares, granted under the Reynolds American Inc. Long-Term Incentive Plan, referred to as the LTIP, which are paid to the LTIP participant in cash upon vesting, but the value of which is derived from the value of RAI common stock: (a) 66,252 performance shares for Ms. Ivey; (b) 39,407 performance shares for Ms. Beasley; (c) 22,359 performance shares for Ms. Neal; (d) 22,359 performance shares for Mr. Eckmann; and (e) 11,600 performance shares for Mr. Payne.

(4)	The shares beneficially owned include the following shares of restricted stock granted under the LTIP, which shares are subject to prohibitions against transfer, but carry voting and dividend rights, prior to vesting: (a) 91,714 shares of restricted stock for Ms. Ivey; (b) 23,634 shares of restricted stock for Ms. Beasley; (c) 23,017 shares of restricted stock for Ms. Neal; (d) 22,369 shares of restricted stock for Mr. Eckmann; and (e) 13,219 shares of restricted stock for Mr. Payne.

(5)	Mr. Blixt’s employment with RAI ended on August 31, 2006.

(6)	The shares beneficially owned by all directors, director nominees and executive officers as a group: (a) do not include an aggregate of 222,659 performance shares granted to executive officers under the LTIP, which shares are paid to LTIP participants in cash upon vesting, but the value of which is derived from the value of RAI common stock; (b) do not include an aggregate of 86,914 deferred common stock units awarded to directors under the EIAP or credited to directors under the DCP; (c) include an aggregate of 233,652 shares of restricted stock granted to executive officers under the LTIP, which shares are subject to prohibitions against transfer, but carry voting and dividend rights, prior to vesting; and (d) include 1,306 shares (as to which beneficial ownership is disclaimed) held by the spouse of an executive officer.

(7)	The information in this column is based on 295,997,158 shares of RAI common stock outstanding on March 14, 2007, the record date for the 2007 annual meeting. For purposes of computing the percentage of outstanding shares held by each person named in the table, any security that such person has the right to acquire within 60 days is deemed to be held by such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Standstill Provisions; Transfer Restrictions

In addition to provisions relating to the nomination and election of directors to RAI’s Board, the Governance Agreement, among other things, prohibits BAT and its subsidiaries from acquiring, or making a proposal to acquire, beneficial ownership of additional shares of RAI common stock until the earlier of July 30, 2014 (the tenth anniversary of the Governance Agreement) and the date on which a significant transaction is consummated (such period is referred to as the Standstill Period). For purposes of the Governance Agreement, a significant transaction means any sale, merger, acquisition or other business combination involving RAI or its subsidiaries pursuant to which more than 30% of the voting power or the total assets of RAI would be received by any person or group. Under the Governance Agreement, BAT and its subsidiaries also are prohibited during the Standstill Period from taking certain actions, including, without limitation, participating in certain proxy solicitations with respect to RAI common stock and seeking additional representation on RAI’s Board. The Governance Agreement provides several exceptions to the foregoing prohibitions, including, without limitation, permitting BAT and its subsidiaries to acquire additional shares of RAI common stock in connection with certain BAT counteroffers made in response to a third party’s offer to enter into a significant transaction involving RAI.

The Governance Agreement also restricts the ability of BAT and its subsidiaries to sell or transfer shares of RAI common stock. Specifically, during the term of the Governance Agreement, BAT and its subsidiaries may not:

•	sell or transfer RAI common stock if, to B&W’s knowledge, the acquiring party would beneficially own seven and one-half percent or more of the voting power of all of RAI’s voting stock after giving effect to such sale or transfer, or

•	in any six-month period, and except in response to certain tender or exchange offers, sell or transfer RAI common stock representing more than five percent of the voting power of all of RAI’s voting stock without first obtaining the consent of a majority of the independent members of RAI’s Board not designated by B&W.

Notwithstanding these restrictions, B&W may transfer any of its shares of RAI common stock to BAT or its subsidiaries, and any such transferee may make similar transfers, provided the transferee agrees to be bound by the terms of the Governance Agreement and, provided further, that all shares of RAI common stock held by B&W and a permitted transferee will be taken into account for purposes of calculating any ownership thresholds applicable to B&W and/or its affiliates under the Governance Agreement. The Governance Agreement will terminate upon the occurrence of various events, including, without limitation, B&W’s ownership interest in RAI falling below 15%, and the election by BAT and B&W to terminate the Governance Agreement, which election may be made in the event of RAI’s material breach of certain provisions of the Governance Agreement (and RAI’s failure to cure such breach in a timely manner). In other cases, each of BAT and B&W, on the one hand, and RAI, on the other hand, may terminate certain provisions of the Governance Agreement upon the material breach of the Governance Agreement by the other (subject to the breaching party’s right to cure the breach in a timely manner), except that other provisions of the Governance Agreement will remain in effect.

In addition to the provisions of the Governance Agreement described in the preceding three paragraphs and under the heading “The Board of Directors” above, the Governance Agreement also grants BAT and its subsidiaries the right to have shares of RAI common stock held by them to be registered under the securities laws in certain circumstances, requires the approval of a majority of the directors designated by B&W to authorize certain issuances or repurchases of RAI securities, and requires the approval of B&W, as a shareholder of RAI, for RAI to effect certain transactions.

A copy of the Governance Agreement and Amendment No. 1 to the Governance Agreement are included as Exhibits 10.15 and 10.16, respectively, to our 2006 Annual Report on Form 10-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires RAI’s directors and executive officers, and any persons holding more than ten percent of RAI’s equity securities, to file with the SEC reports disclosing their initial ownership of RAI’s equity securities, as well as subsequent reports disclosing changes in such ownership. To RAI’s knowledge, based solely on a review of such reports furnished to it and written representations by certain reporting persons that no other reports were required, during the 2006 fiscal year, RAI’s directors, executive officers and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements.

Executive Compensation

The rules regarding the proxy statement disclosure of executive compensation were greatly altered in 2006 by the SEC. These new rules apply to us for the first time with this proxy statement. In addition to new and different tables, greater emphasis is placed on providing discussion and analysis of our compensation practices. Further, the content of our Compensation Committee Report has been reduced. Accordingly, the information in this proxy statement is not directly comparable to that in our 2006 proxy statement.

Compensation Discussion and Analysis

Introduction

RAI’s executive compensation programs serve two primary objectives — to attract, motivate, and retain exceptional management talent, and to reward such management for strong performance and the successful execution of RAI’s business plans and strategies. Consistent with those objectives, a meaningful portion of the annual compensation, and all of the long-term compensation, of each named executive officer is variable or “at risk,” in that the receipt or value of such compensation is dependent upon the attainment of specific performance goals by RAI and/or its operating subsidiaries. In addition, RAI’s executive compensation programs are designed to provide adequate incentives to overcome the reluctance that certain persons may have to work in a controversial industry, such as the tobacco industry.

The Board’s Compensation Committee, comprised solely of independent directors, is responsible for, among other things, structuring and administering the compensation programs and plans in which our named executive officers participate. In performing its duties, the Compensation Committee regularly obtains the advice of an outside compensation consultant, who is retained by, and reports directly to, the Committee. Since May 2005, the Compensation Committee has retained Hewitt Associates to provide it with compensation consulting services and to assist it in establishing competitive, cost-effective executive compensation programs. Hewitt also provides compensation consulting services to management on projects not related to the compensation of the named executive officers. Information regarding the Compensation Committee’s other duties, responsibilities and activities, and the policy governing management’s use of compensation consultants, is set forth above under “Committees and Meetings of the Board of Directors — Compensation Committee; Compensation Committee Interlocks and Insider Participation.”

In determining appropriate levels of annual and long-term compensation for the named executive officers, the Compensation Committee compares the compensation paid to executives holding similar positions at a peer group of companies. This peer group is selected by the Committee and consists of the following 29 companies operating in the food, beverage, tobacco or consumer products industries:

Altria Group, Inc.	Hershey Company
Anheuser-Busch Companies, Inc.	Hormel Foods Corporation
Avery Dennison Corporation	Kellogg Company
Avon Products, Inc.	Kimberly-Clark Corporation
Lorillard, Inc.	Land O’Lakes
Campbell Soup Company	Levi Strauss & Co.
Clorox Company	L’Oreal USA, Inc.
Colgate-Palmolive Company	Miller Brewing Company
ConAgra Foods, Inc.	Molson Coors Brewing Company
Diageo North America, Inc.	Nestle Purina PetCare Company
Eastman Kodak Company	Nestle USA
Fortune Brands, Inc.	S.C. Johnson Consumer Products
General Mills, Inc.	Sherwin-Williams Company
H. J. Heinz Company	Unilever United States, Inc.
Hallmark Cards, Inc.

In selecting the peer group, the Compensation Committee included not only those companies that compete directly with our operating subsidiaries in the cigarette business — Altria Group, Inc. and Lorillard,

Inc., but also certain companies outside of the tobacco industry that sell brand-focused consumer products. The annual revenues of those peer group companies operating outside of the tobacco industry range from one-half to two times our annual revenues, and the median annual revenues of the entire peer group are approximately $7.2 billion. The Compensation Committee believes that the peer group represents companies that RAI and its operating subsidiaries are most likely to compete against for senior executive talent. If our competition for such talent changes, then the composition of our peer group might change. In addition, changes to our peer group may be necessary to reflect the impact of mergers, acquisitions and similar events involving companies within our peer group, or because compensation survey data for a peer group company ceases to be available.

The material components of the compensation program for named executive officers consist of annual base pay and certain perquisites; an annual cash incentive; long-term incentive compensation; severance benefits payable upon the occurrence of a designated qualifying termination of employment; and retirement benefits. To help ensure that the Compensation Committee is fully aware of the value of each element of the compensation payable to our named executive officers, the Compensation Committee in 2006 reviewed tally sheets that set forth the total amount of compensation payable to each named executive officer both annually and upon the termination of employment under various scenarios. Each of the foregoing components of the compensation program for named executive officers, together with information regarding other compensation policies, is discussed in detail below.

Annual Compensation

Base Salary

In determining the annual base salary of any of our executive officers, including the named executive officers, for the first time (e.g., upon a person being hired as, or promoted to, an executive officer), the Compensation Committee generally targets the officer’s salary at approximately the 50th percentile of those persons in the peer group holding a position comparable to such officer. An individual’s base salary level is intended to provide that person with a basic degree of financial security. The Compensation Committee considers other relevant factors as well, such as the person’s experience, in setting an executive officer’s base salary for the first time. Thereafter, an executive officer, like all other employees, is eligible to receive annually a base salary increase based upon individual performance and the target merit increase generally applicable to all employees of RAI and its subsidiaries.

All employees, including our named executive officers, are required at the beginning of the year to establish specific individual objectives for the year. Each employee’s set of objectives is approved by such person’s supervising manager (the Board in the case of Ms. Ivey, and for 2006, Ms. Ivey in the case of the other named executive officers), with each employee’s objectives to be consistent with our fundamental core values (principled, creative, dynamic and passionate behavior) and our strategic and operational goals. Each employee is assigned a performance rating based upon the extent to which the employee has met his or her objectives. For 2006, the Board, based upon the recommendation of the Compensation Committee, assigned the performance rating for Ms. Ivey. In February 2007, the responsibility for overseeing succession planning for the Chief Executive Officer shifted from the Compensation Committee to the Governance Committee, which oversees succession planning and leadership development for RAI’s senior management. Accordingly, beginning in 2007, the Governance Committee, rather than the Compensation Committee, will evaluate the Chief Executive Officer’s performance and recommend to the entire Board an appropriate performance rating for the Chief Executive Officer. For 2006, Ms. Ivey assigned the performance rating for the other named executive officers.

Depending upon an employee’s performance rating, he or she will receive a merit increase in base salary, generally effective April 1 of each year, in an amount equal to (1) the target merit increase (in the case of acceptable individual performance), (2) greater than the target merit increase (in the case of superior individual performance) or (3) less than the target merit increase (in the case of individual performance that does not meet expectations). The Compensation Committee, acting either alone or together with the other independent directors (as directed by the Board), determines and approves the base salary increase for the Chief Executive Officer, Chief Financial Officer, RJR Tobacco President, RAI Group President and General Counsel. The Compensation Committee approves, without further Board action, the base salary increase for the other officers of RAI and its subsidiaries who are at the Senior Vice President level or above. Generally, any employee’s base salary increase will not exceed two times the target merit increase. The target merit increase in any year is based upon prevailing market practices and economic conditions. For 2006, the target merit increase was 3.25% of an employee’s base salary and for 2007 also will be 3.25% of an employee’s base salary. The amount of each named executive officer’s 2006 base salary increase, expressed as a percentage of such officer’s base salary immediately prior to such increase, was as follows — Ms. Ivey: 8.6%; Ms. Neal: 3.25%; Ms. Beasley: 4.06%; Mr. Eckmann: 6.5%; Mr. Payne: 3.25%; and Mr. Blixt: 3.25%. Such base salary increase was effective January 1, 2006 for Ms. Ivey, and effective April 1, 2006 for the other named executive officers. The increase for Ms. Ivey reflects both the annual merit increase and an increase due to her appointment as Chairman of the Board as of January 1, 2006. As discussed below under “Other Compensation Policies — Special Incentives,” Mr. Eckmann also received an increase in his base salary in connection with his promotion to RAI Group President on October 1, 2006.

To ensure that base salary levels do not become too costly and do not escalate above a range that is competitive in the market, we generally impose a cap on the amount of the annual base salary of any salaried employee, including the base salary of any named executive officer. If the increase in annual base salary resulting from the annual merit review process, or from a promotion, would cause the base salary to exceed the 65th percentile for those persons in the peer group holding a comparable position, then the employee or named executive officer will receive (in the pay period immediately following the effective date of the increase) the amount of such excess in a lump sum cash payment. Any such lump sum cash payment is not taken into account for purposes of calculating amounts payable under the annual incentive plan, described below, but is considered in determining benefits under other plans, such as our defined contribution and defined benefit plans.

Annual Incentives

As noted below, a significant portion of the annual compensation of each named executive officer is linked directly to the attainment of specific corporate financial and operating targets. The Compensation Committee believes that managers, such as the named executive officers, who hold positions affording them the authority to make critical decisions affecting the overall performance of RAI should have a material percentage of their annual compensation contingent upon the performance of RAI and/or its operating subsidiaries. Moreover, the greater the responsibilities a particular named executive officer has, the greater his or her annual cash bonus opportunity should be. The annual cash incentive or bonus payable to the named executive officers, the variable component of their total annual compensation, is targeted at the mid-point between the 50th and 75th percentiles of the peer group; the annual cash incentive of each named executive officer is targeted at a higher percentile, relative to the peer group, than the executive’s base salary. The Compensation Committee believes this level is reasonable from a financial perspective, and also allows RAI to be competitive in the market for executive talent. Further, as noted above, in evaluating whether RAI’s annual incentive (or any other element of RAI’s executive compensation program) provides an adequate inducement to attract highly qualified executive talent, the Compensation Committee is mindful of the reluctance that certain persons may have to work for RAI or its operating subsidiaries given the decline in the social acceptability of smoking and the controversial nature of the tobacco industry.

Each named executive officer is eligible to receive an annual cash incentive, with his or her target incentive expressed as a percentage of base salary, though an individual’s actual annual incentive received may be higher or lower than the targeted amount, as explained in further detail below. The table below shows each named executive officer’s target annual incentive for 2006, expressed as a percentage of annual base salary:

Target Incentive as %
Executive	of Base Salary(1)

Susan M. Ivey	125%
Dianne M. Neal	75%
Lynn J. Beasley	85%
Jeffrey A. Eckmann	75%
Tommy J. Payne	65%
Charles A. Blixt	75%

(1)	The dollar amount of the 2006 annual incentive paid to each named executive officer is set forth in the “Non-Equity Incentive Plan Compensation” column of the 2006 Summary Compensation Table below. Mr. Blixt received a pro rata portion of his annual cash incentive based upon the period of time in which he was employed during 2006.

A named executive officer’s actual cash bonus is equal to the product of his or her:

•	target bonus percentage,

•	annual base salary, and

•	a score based upon the performance of RAI and/or RJR Tobacco against designated performance metrics.

Generally, eligible employees receive cash bonuses pursuant to our Annual Incentive Award Plan, referred to as the AIAP, except that the named executive officers (other than Mr. Payne) do not participate in the AIAP. Instead, in an effort to take advantage of the performance-based exception to the tax deduction limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code, the Compensation Committee denominated the cash bonus opportunity of the named executive officers (other than Mr. Payne) in the form of performance units granted under the LTIP. The performance metrics used to determine benefits under the AIAP are the same as the performance metrics used to determine the value of such performance units. For 2006, Mr. Payne’s compensation did not exceed the tax deduction limit set forth in Section 162(m) of the Code. See “Other Compensation Policies — Deductibility of Compensation” below for additional information regarding taxes and structuring executive compensation.

2006 Annual Incentives

The Compensation Committee approves the selection of performance metrics that are believed to have a positive correlation with shareholder returns. For 2006, the performance metrics used to determine the score for purposes of the annual cash bonus calculation consisted of two components, each comprising one-half of the total score:

•	RAI net income in the case of those named executive officers employed by RAI, and RJR Tobacco operating income in the case of Ms. Beasley, the only named executive officer employed by RJR Tobacco, and

•	the market share of certain RJR Tobacco cigarette brands or brand categories.

The selection of RAI net income and RJR Tobacco operating income brings a heightened focus to creating shareholder value as such measures help to drive RAI’s stock price appreciation. Such measures also have a direct impact on the amount of dividends paid to RAI’s shareholders, given the Board’s stated policy of returning approximately 75% of RAI’s net income to shareholders in the form of dividends. The market share component applicable to the 2006 annual bonus reflects the importance of, and further motivates management to achieve, the successful execution of RJR Tobacco’s current brand portfolio strategy, a strategy designed to reverse the recent trend of declining market share of RJR Tobacco’s brands. Moreover, RJR Tobacco’s business is dependent on the U.S. cigarette business, and cigarette consumption in the United States has been declining and is expected to continue to decline. As a result, increasing RJR Tobacco’s market share is a key factor to RJR Tobacco’s, and thus RAI’s, future success.

The table below sets forth the performance metrics used to calculate the score for the 2006 annual cash bonus payments and the weights assigned to each metric in such calculation.

	Performance Metric
	Weighting (%)
	RAI	RJR Tobacco
Performance Metric(1)	Employees(2)	Employees(3)

RAI Net Income	50	—
RJR Tobacco Operating Income	—	50
Camel Market Share	20	20
Kool Market Share	15	15
Selective Support Brand Market Share	7.5	7.5
RJR Tobacco Total Market Share	7.5	7.5

(1)	This table does not include the actual market share targets, given the competitively sensitive nature of such information. The RAI net income target was $1.211 billion, and the RJR Tobacco operating income target was $1.724 billion. The RJR Tobacco operating income target excludes certain corporate allocations reflected in RJR Tobacco’s operating income that is reported in the consolidated financial statements of RAI filed with the SEC, which statements are determined in accordance with accounting principles generally accepted in the United States, referred to as GAAP. The GAAP equivalent of the foregoing RJR Tobacco operating income target is $1.7 billion.

(2)	The performance metric weighting in this column is used to calculate bonus amounts payable to all RAI employees, including the named executive officers employed by RAI — Mmes. Ivey and Neal, and Messrs. Eckmann, Payne and Blixt.

(3)	The performance metric weighting in this column is used to calculate bonus amounts payable to all RJR Tobacco employees, including Ms. Beasley, the only named executive officer employed by RJR Tobacco.

Each metric in the above table has a minimum, target and maximum score associated with it. If the minimum score relating to a particular metric is not met, then such metric is assigned a score of zero in determining the overall bonus score. The maximum score that can be assigned to any metric is two times the target. An initial score is assigned to each metric based upon actual performance for the year. In calculating the score for any performance metric, the Compensation Committee may consider material, unanticipated or unusual events that have affected such metric. The score for each metric is then multiplied by its applicable percentage weighting; the resulting product yields a final score for the particular metric, which is then added to all other final metric scores (calculated in the same fashion), resulting in an overall score. As noted above, a named executive officer’s annual cash bonus is equal to the product of such overall score, the named executive officer’s base salary and the named executive officer’s target bonus percentage.

Provided below is a calculation of the final score for each metric, as well as the overall score, for purposes of the determination of 2006 annual cash bonuses:

	Performance Metric Weighting (%)			Final (Weighted) Score
		RJR	Initial		RJR
	RAI	Tobacco	Score	RAI	Tobacco
Performance Metric	Employees	Employees	(%)	Employees	Employees

RAI Net Income	50	—	144.9	.7245	—
RJR Tobacco Operating Income	—	50	132.9	—	.6645
Camel Market Share	20	20	200	.4	.4
Kool Market Share	15	15	120	.18	.18
Selective Support Brand Market Share	7.5	7.5	200	.15	.15
RJR Tobacco Total Market Share	7.5	7.5	150	.1125	.1125

				1.567	1.507	Overall Score

In calculating the initial scores for RAI net income and RJR Tobacco operating income as shown in the table above, the Compensation Committee excluded the impact of a $90 million (pre-tax, non-cash) trademark impairment charge recorded by RJR Tobacco in the fourth quarter of 2006 relating to certain of RJR Tobacco’s brands. In addition, in calculating the initial score for RJR Tobacco’s operating income, the Compensation Committee recognized the contributions of RJR Tobacco’s management in connection with RAI’s May 31, 2006 acquisition of Conwood (which is engaged in the smokeless tobacco business) and included the accretive impact of such acquisition. Finally, in calculating the initial score for RJR Tobacco’s operating income, the Compensation Committee included the incremental effect of the favorable resolution of certain prior years’ tax matters. The Committee believed that taking into account the foregoing items was warranted given the strong performance of RAI and its operating companies in 2006: total RAI shareholder return of 43%; a market share increase, on a combined basis, by RJR Tobacco’s three growth brands; and the delivery by RJR Tobacco of approximately $300 million in incremental synergies relating to the Business Combination and other productivity initiatives. The initial scores for RAI net income and RJR Tobacco operating income would have been 99.1 and 63.5, respectively, if the Compensation Committee had not taken into account the items described in this paragraph. RAI’s actual net income for 2006 was $1.210 billion. RJR Tobacco’s actual GAAP operating income for 2006 was $1.626 billion. RJR Tobacco’s 2006 non-GAAP operating income, for purposes of the annual incentive plan, was $1.661 billion and excludes certain corporate allocations as noted above.

2007 Annual Incentives

The Compensation Committee, at its February 2007 meeting, approved the performance metrics, and the weight for each metric, to be used in calculating the score for the 2007 annual cash bonus payments to all employees, including the named executive officers. Such performance metrics consist of (1) RAI net income (for employees of RAI) or RJR Tobacco operating income (for employees of RJR Tobacco), (2) metrics based upon RJR Tobacco’s total market share, as well as the market share performance of RJR Tobacco’s growth brands (for employees of both RAI and RJR Tobacco) and (3) metrics based upon the market share performance of the moist snuff brands of Conwood, and upon the domestic shipment volume of Natural American Spirit cigarettes, a brand sold by RAI’s subsidiary, Santa Fe Natural Tobacco Company, Inc. (for employees of RAI). For persons employed neither by RAI nor RJR Tobacco, but by another operating subsidiary of RAI, the 2007 performance metrics are based upon the financial results, brand market share or brand volume of such other subsidiary. The Committee approved the performance metrics based upon a consideration of the 2007 business plan of RAI and its operating subsidiaries. The Compensation Committee believes that the 2007 cash bonus performance metrics represent stretch targets, and that such targets have been set at appropriate levels to motivate management to achieve financial and operating results that are expected to enhance shareholder value.

The table below sets forth the performance metrics to be used in the calculation of the overall score for the 2007 annual cash bonus payments, and the weights assigned to each metric.

	Performance Metric Weighting (%)
	RAI	RJR Tobacco
Performance Metric(1)	Employees	Employees

RAI Net Income	50	—
RJR Tobacco Operating Income	—	50
Camel Market Share	15	20
Kool Market Share	10	15
Pall Mall Box Market Share	5	7.5
RJR Tobacco Total Market Share	5	7.5
Conwood Moist Snuff Market Share	10	—
Natural American Spirit Shipment Volume	5	—

(1)	This table does not include the actual operating income, market share and shipment volume targets, given the competitively sensitive nature of such information. The RAI net income target was established within the range of EPS guidance publicly announced by RAI in February 2007. At such time, RAI forecasted its 2007 EPS to be between $4.25 and $4.45. Such EPS range equates to 2007 net income for RAI of between $1.256 billion and $1.315 billion.

Perquisites

We have eliminated many of the perquisites that previously had been offered to senior management. We do provide, however, each named executive officer, and a group of approximately 35 other executives, with an annual supplemental cash payment in lieu of participating in our former perquisites program, as described in more detail in footnote 7 to the Summary Compensation Table below. Such supplemental cash payments are not taken into account in calculating benefits under any of our plans, including our defined contribution and defined benefit plans. With the exception of certain grandfathered executives, including the named executive officers, RAI ceased providing such annual supplemental payments in 2004 (RAI instead provides non-grandfathered executives with an annual financial planning allowance of $6,000). To remain competitive in the market, we also provide our named executive officers and certain other executives with the following other benefits: personal excess liability insurance of up to $10 million; an annual physical exam; a tax gross-up relating to the foregoing insurance benefit and physical exam; and reimbursement of up to $30,000 for the cost of joining a country club.

Long-Term Incentive Compensation

The Compensation Committee believes that an executive compensation program should have an appropriate mix between short-term and long-term incentive compensation. Although the performance of RAI and its operating subsidiaries over a one-year period helps drive shareholder returns, the Compensation Committee also believes that an overemphasis on short-term results ultimately will impair shareholder value. As a result, the Compensation Committee’s practice has been to award LTIP grants the value of which is dependent upon RAI’s performance over a three-year period, a measurement period commonly used by peer group companies. Consistent with the philosophy of allocating a significant portion of an executive’s total compensation to variable or performance-based compensation, the grant date value of LTIP grants to named executive officers is targeted to be at the mid-point between the 50th and 75th percentiles of the peer group. As discussed in greater detail below, beginning with the 2007 LTIP grant, each participant’s target LTIP award is subject to increase or decrease based upon RAI’s AIAP score for the preceding year.

Based on a recent review, the Compensation Committee determined that for RAI to remain within the targeted 50th and 75th percentiles of the peer group with respect to LTIP awards, the amount of the annual

LTIP award for certain positions should be adjusted. In certain cases, this adjustment was made in part with the 2007 LTIP grant described below, with the balance of such adjustment to be reflected in the 2008 LTIP grant. The table below provides for each named executive officer the targeted grant date value of the annual LTIP award, expressed as a multiple of annual base salary (but before any adjustment to the multiple, as discussed below, for prior year AIAP performance), for 2006, 2007 and 2008 (though any future LTIP grant remains subject to Compensation Committee and/or Board approval). For each person whose LTIP multiple will be decreasing, RAI will provide a cash payment on March 31 of each of 2007 and 2008 in an amount equal to 25% of his or her annual base salary.

LTIP Target as Multiple of Base Salary
Executive	2006	2007	2008

Susan M. Ivey	5X	6X	6X
Dianne M. Neal	3X	2.75X	2.5X
Lynn J. Beasley(1)	3X	—	—
Jeffrey A. Eckmann	3X	2.75X	2.5X
Tommy J. Payne	2.5X	2.25X	2X
Charles A. Blixt(2)	—	—	—

(1)	Ms. Beasley received an LTIP grant in 2006, but is retiring at the end of the first quarter of 2007 and, therefore, will not receive any further LTIP grants.

(2)	No LTIP grant was made to Mr. Blixt in 2006 given RAI’s announcement in January 2006 that he would be leaving RAI once his successor had been appointed.

Generally, in February of each year, the Compensation Committee, at its first regularly scheduled meeting of the year, approves a broad-based LTIP grant to key employees, and recommends to the Board for approval an LTIP grant to the Chief Executive Officer, Chief Financial Officer, RJR Tobacco President, RAI Group President and General Counsel. The actual grant date of such LTIP awards is generally effective in early March of each year, after the public announcement of RAI’s financial results, and after the filing with the SEC of the Company’s Annual Report on Form 10-K, for the prior year.

The LTIP grant approved in February 2006 to 470 key employees, including the named executive officers other than Mr. Blixt, was split evenly in value between performance units and shares of restricted common stock. The value of such performance units, payable in cash upon vesting, will be determined based upon the average of the total weighted score under the AIAP for each year during the three-year period ended December 31, 2008. The value of each share of restricted stock will be equal to the fair market value of RAI common stock on March 5, 2009, the day before the vesting date for such shares, thus aligning the interests of senior management with long-term shareholder interests. The three-year vesting period applicable to each outstanding LTIP award also serves as a retention device for grantees. The focus on long-term shareholder return is maintained further by conditioning the vesting of both the performance units and the restricted stock on our payment of a minimum quarterly dividend of $.625 per share (the amount of the last quarterly dividend, as adjusted for the Stock Split, paid prior to the grant date) during the three-year vesting period. The Board, in its discretion, may waive the minimum dividend payment as a vesting condition. Since the March 2006 LTIP grant, we have made quarterly dividend payments to our shareholders in amounts that equal or exceed the amount of the minimum dividend.

At its February 2007 meeting, the Compensation Committee approved LTIP grants, effective March 6, 2007, to a group of approximately 450 employees of RAI and its operating subsidiaries. The Board, based upon the Compensation Committee’s recommendation, approved LTIP grants, also effective March 6, 2007, to the Chief Executive Officer, Chief Financial Officer, RJR Tobacco President, RAI Group President and General Counsel. Unlike the 2006 LTIP grant, the 2007 grant was weighted more heavily to performance units (approximately 70% of the total grant in the case of the named executive officers) than to shares of restricted stock (approximately 30% of the total grant in the case of the named executive officers). In determining the aggregate size of the 2007 LTIP grant, the Compensation Committee decided that the overall 2006 AIAP score should be taken into account. Given that, as described above under “Annual Incentives — 2006 Annual Incentives,” the overall AIAP score for 2006 was greater than 1.24, the Compensation Committee elected to increase by 10% the number of shares of restricted stock that otherwise would have been granted to participants in connection with the 2007 LTIP grant. Similarly, the Committee intends to increase the restricted stock portion of the 2008 LTIP grant by 10% if the 2007 AIAP score is greater than 1.24. In addition, the Committee intends to decrease the restricted stock portion of the 2008 LTIP grant by 10% if the 2007 AIAP score is less than .75. If the 2007 AIAP score is equal to or greater than .75 and equal to or less than 1.24, then no adjustment will be made to the restricted stock component of the 2008 LTIP grant.

The Compensation Committee believes that the 2007 LTIP grant mix ties a greater amount of each executive’s long-term compensation to RAI’s overall performance, than an LTIP grant split equally between performance units and restricted stock. The vesting of both the performance unit and restricted stock awards approved in February 2007 is conditioned upon the payment over a three-year period of a minimum quarterly dividend of $.75 per share (the amount of the quarterly dividend declared by the Board at its February 6, 2007 meeting). Subject to the foregoing vesting condition, the performance units generally will vest on December 31, 2009, and the shares of restricted stock generally will vest on March 6, 2010. The Board does retain the discretion to waive the minimum dividend payment as a vesting condition. Unlike the 2006 grant, the performance metric used to value the performance unit grants approved in February 2007 will be (in lieu of the average AIAP score for three years) RAI’s EPS for 2009. The Committee believes that the selection of an EPS target several years in the future will motivate executives to focus on RAI’s long-term results to an even greater extent than the continued use of an average annual performance metric. Upon normal scheduled vesting, each grantee will receive a cash payment equal to the product of $1.00 and the number of vested units. The number of vested units will be equal to the number of original performance units granted multiplied by 0% to 200% based on RAI’s actual 2009 EPS compared with certain targets. An additional adjustment will be made up to +/− 10%, subject to the 200% cap, based on RAI’s total shareholder return over the three-year period ending December 31, 2009, compared with the total shareholder return of the companies within the Standard & Poor’s Food and Beverage Index as of the grant date, plus Altria Group, Inc., Carolina Group and UST Inc.

Severance Agreements

RAI maintains severance agreements with its executives, including the named executive officers. The Compensation Committee believes that providing such benefits in appropriate circumstances is necessary for RAI to remain competitive in the marketplace for executive talent. Given the senior positions they hold in the organization and the limited number of similar positions available in the market, executives such as the named executive officers are more likely than other employees in the organization to encounter difficulties in finding comparable employment following the end of their employ with RAI or its subsidiaries. The severance benefits offered to executives, including the named executive officers, are designed to provide such persons with economic security during a period of time believed to be sufficient for them to find comparable employment elsewhere.

Under the terms of RAI’s standard form of severance agreement, if an executive’s employment is involuntarily terminated other than for “cause” or if the executive terminates his or her employment for “good reason,” then he or she will receive (1) in the case of Ms. Ivey, three years base salary plus target bonus, payable over three years, and benefit continuation for three years, and (2) in the case of the other named executive officers, two years base salary plus target bonus, payable over three years, and benefit continuation for three years. “Cause” includes, among other things, criminal conduct, the deliberate and continued refusal to perform employment duties or to act in accordance with instructions of the Board, and “good reason” includes, among other things, a substantial reduction in the executive’s responsibilities, a more than 20% reduction in the total amount of the executive’s salary and targeted awards under the LTIP and annual incentive plan, or certain relocations. In the absence of an amendment to an executive’s severance agreement, such as the amendments described below which RAI has entered into with Ms. Beasley and Mr. Eckmann, no executive is entitled to receive severance benefits if the executive retires or otherwise voluntarily terminates his or her employment unless such termination satisfies the agreement’s definition of “good reason.” The payment of benefits to any named executive officer pursuant to his or her severance agreement, and the payment to any named executive officer of benefits in connection with a change of control event as described in the next paragraph, is conditioned upon the executive complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation.

Pursuant to agreements with RAI, each named executive officer also is entitled to certain protections upon a change of control of RAI. These agreements provide that, if there is a change of control of RAI, then the executive is entitled to receive tax reimbursement payments if a “parachute” excise tax is imposed and reimbursement payments for certain legal and accounting fees as a result of termination of employment without cause. In addition, following a change of control of RAI, the executive is entitled under such agreements to terminate his or her employment for good reason during the 24-month period after such change of control, in which case the executive will receive severance benefits, as described in the preceding paragraph, as if he or she had been terminated by RAI without cause. The benefits potentially payable in connection with a change of control event are designed to motivate senior management to advise the Board about a potential transaction in the best interests of shareholders in general, rather than being unduly influenced or distracted by personal considerations, such as the fear of job loss due to the transaction.

During 2006, the Compensation Committee, with the assistance of Hewitt Associates and RAI’s outside counsel, undertook a comprehensive review of RAI’s severance and change of control benefits offered to executives. Based on such review, the Compensation Committee determined to revise such benefits for persons who at any time after July 1, 2006, are newly hired or promoted into executive level positions. The named executive officers, all of whom had already entered into a severance or change in control agreement with RAI as of July 1, 2006, will not receive severance and change of control benefits pursuant to this new program, but instead will continue to be eligible to receive severance and change of control benefits pursuant to their existing agreements.

In accordance with our November 2006 announcement, Ms. Beasley retired as President of RJR Tobacco effective December 31, 2006. Since January 1, 2007, Ms. Beasley has remained employed with RJR Tobacco on a transition basis, and has continued to earn the same base salary, and to participate in the same employee benefit programs, as she did immediately prior to such date. Ms. Beasley’s transitional employment arrangement with RJR Tobacco is scheduled to end on March 31, 2007. Prior to December 2005, Ms. Beasley had been a party to our standard form of severance and change of control benefits agreements described above. In December 2005, RAI, in consideration for Ms. Beasley agreeing to defer her retirement as President of RJR Tobacco until December 31, 2006, agreed to treat her retirement as a qualifying termination for purposes of her severance agreement, thus entitling her to receive the same severance payments and benefits thereunder as if RAI were to terminate her employment without cause or as if she were to terminate her employment for good reason.

Under the terms of his employment offer letter entered into with RAI in connection with the Business Combination, as such letter has been amended, Mr. Eckmann will receive certain payments upon his termination of employment other than for cause, given that he remained employed with RAI through August 31, 2006. Specifically, Mr. Eckmann will, upon his termination of employment other than for cause, be entitled to receive the payments and benefits set forth in our standard form of severance agreement (as such agreement was in effect prior to the amendments thereto described above), and vest fully in any outstanding grants made under the LTIP, other than any outstanding one-year performance units granted under the LTIP.

The payments and other benefits to which Mr. Blixt, who left RAI’s employ during 2006, is entitled in connection with his employment termination (including the amounts payable under RAI’s severance agreement) are described in detail below under “— Termination and Change of Control Payments.” The payments and other benefits to which the other named executive officers are entitled upon termination of employment under various scenarios are described also under “— Termination and Change of Control Payments.”

Retirement Benefits

Generally, the retirement benefits provided by RAI and its subsidiaries, summarized below, are targeted to replace approximately one-third of an employee’s final annual cash compensation, provided such employee retires at age 55 or older and with at least 30 years of service. We expect each employee, upon retirement, to be responsible for replacing the remainder of his or her final cash compensation through a combination of personal savings and social security benefits.

RAI sponsors a defined contribution plan which is qualified under Section 401(k) of the Code, and which is available generally to eligible employees of RAI and certain of its operating subsidiaries, including the named executive officers. RAI also sponsors non-qualified excess benefit plans which provide benefits to those employees, including the named executive officers, whose benefits under the 401(k) plan are limited by virtue of certain provisions of the Code. Under the foregoing plans, RAI provides a matching contribution in an amount equal to either 50% or 100% (depending upon, among other things, whether an individual is eligible to participate in one of RAI’s defined benefit plans) of the first 6% of a participant’s pre-tax contribution. In addition to the matching contribution, RAI contributes on behalf of each eligible participant in the 401(k) plan an amount ranging from 3% to 9% of such participant’s annual cash compensation. The eligibility to receive such supplemental contribution and the amount of such contribution depend upon, among other factors, whether an employee participates in certain of our defined benefit plans and the employee’s years of service. All of the named executive officers, other than Ms. Ivey and Mr. Eckmann, are eligible to receive RAI’s supplemental contribution under the 401(k) plan. See footnote 7 to the 2006 Summary Compensation Table below for additional information regarding RAI’s contributions to the accounts of the named executive officers under the foregoing plans. In addition to such plans, the named executive officers participate in certain noncontributory defined benefit retirement plans maintained by RAI. Subject to certain limited exceptions, employees hired on or after January 1, 2004, are not eligible to participate in such defined benefit plans. Ms. Ivey and Mr. Eckmann also participate in a B&W retirement plan, the obligations of which, with respect to Ms. Ivey, Mr. Eckmann and certain other former B&W employees, were assumed by RAI in connection with the Business Combination. See “— Retirement Benefits” below for more information regarding the defined benefit plans in which the named executive officers participate.

Other Compensation Policies

Special Incentives

In certain circumstances, the Compensation Committee may provide a key executive with compensation elements in addition to, or different than, those described above in this Compensation Discussion and Analysis. For example, such other compensation may be offered to attract an executive to join RAI or to retain the services of an existing executive. The Compensation Committee believes that the flexibility to structure compensation arrangements to address individual situations is necessary, because a one-size fits all approach to executive compensation is neither practical nor desirable.

We announced in January 2006 that Mr. Blixt would leave our active employ after his successor had been appointed. In light of that announcement, Mr. Blixt did not receive an LTIP award in connection with our broad-based LTIP grant made in the first quarter of 2006. In June 2006, after taking into account that RAI had not yet selected a successor to Mr. Blixt and that Mr. Blixt had not received any performance units or restricted stock as part of the first quarter broad-based LTIP grant, the Compensation Committee approved a $350,000 retention bonus to Mr. Blixt in consideration for him remaining in his position while the search for a successor continued. Such bonus, the payment of which was conditioned upon Mr. Blixt remaining employed at least through August 31, 2006, was paid to him in the third quarter following his termination of employment on August 31, 2006.

During 2006, the Board (upon the Compensation Committee’s recommendation), in connection with Mr. Eckmann’s promotion to RAI Group President, his assumption of additional duties associated with that promotion and his agreement to extend his projected employment termination date through at least April 2008, approved the following changes to Mr. Eckmann’s compensation package, effective October 1, 2006: (1) an increase in his annual base salary from $493,000 to $600,000; (2) an extension bonus of $125,000 paid in

October 2006, together with a related tax gross-up payment; and (3) provided Mr. Eckmann remains employed with RAI through April 30, 2008, a retention bonus of $1,000,000 payable in May 2008 (the other terms and conditions relating to such retention bonus are described under “— Termination and Change of Control Payments” below).

Stock Ownership Guidelines

The Board believes that executives, such as the named executive officers, whose business decisions have a profound and direct impact on the operations and results of RAI, should have a reasonable equity stake in RAI. Further, the greater the responsibilities an executive has, the greater his or her equity stake should be. As a result, the Board has established stock ownership guidelines for the named executive officers and other senior management. (We also maintain stock ownership guidelines for our directors, which guidelines are described above under “The Board of Directors — Equity Ownership Guidelines.”) Pursuant to the current stock ownership guidelines for the named executive officers, which guidelines became effective as of January 1, 2006, each executive is expected to own, within seven years after the later of January 1, 2006, and his or her appointment as an executive officer, an amount of RAI common stock valued at a multiple of his or her annual base salary as follows — three times annual base salary for Ms. Ivey, two and one-half times annual base salary for Mmes. Beasley and Neal and Mr. Eckmann, and two times annual base salary for Mr. Payne. Any stock options or unvested shares of restricted stock held by a named executive officer are not counted toward satisfaction of the stock ownership guidelines. The Committee periodically receives reports regarding each executive’s progress towards satisfying the stock ownership guidelines. If any executive were to fail to satisfy the applicable stock ownership guidelines, then the Compensation Committee would consider such failure as one factor in determining the extent to which such executive should receive any stock-based awards in the future.

Deductibility of Compensation

Section 162(m) of the Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. The deduction limit does not apply to compensation which satisfies Section 162(m)’s requirements for performance-based compensation. The Committee has structured certain components of RAI’s executive compensation program, e.g., the one-year performance units granted to certain named executive officers under the LTIP in lieu of their participation in the AIAP, as well as the restricted stock grants, in an effort to satisfy this performance-based exception. Although the Committee plans to continue taking actions intended to limit the impact of Section 162(m), the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Committee believes that the tax deduction limitation should not be permitted to compromise RAI’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation occasionally may result in some compensation that is not deductible for federal income tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with RAI’s management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Joseph P. Viviano (Chair)
Betsy S. Atkins
John T. Chain, Jr.

Summary Compensation Table

The following table shows the annual and long-term compensation paid or accrued by RAI and its subsidiaries to RAI’s Chief Executive Officer, Chief Financial Officer and its other three most highly compensated executive officers for the fiscal year ended December 31, 2006. The table below also includes compensation information for Mr. Blixt who, but for his termination of employment with RAI on August 31, 2006, would have been among such other three most highly compensated executive officers.

2006 Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

Susan M. Ivey	2006	1,135,000	0	3,604,102	2,223,000	1,000,923	206,897	8,169,922
Chairman of the Board, Chief Executive Officer and President
Dianne M. Neal	2006	532,675	0	1,155,807	631,000	357,827	180,180	2,857,489
Executive Vice President and Chief Financial Officer
Lynn J. Beasley	2006	854,000	0	1,992,271	1,105,000	424,115	286,423	4,661,809
President and Chief Operating Officer, RJR Tobacco(1)
Jeffrey A. Eckmann	2006	512,675	125,000	1,755,463	705,000	1,681,259	189,861	4,969,258
RAI Group President
Tommy J. Payne	2006	369,475	0	615,402	379,308	151,779	126,623	1,642,587
Executive Vice President — Public Affairs
Charles A. Blixt	2006	382,825	350,000	453,015	456,000	212,894	410,440	2,265,174
Executive Vice President, General Counsel and Assistant Secretary(2)

(1)	Ms. Beasley retired as President and Chief Operating Officer of RJR Tobacco as of the close of business on December 31, 2006. Since such date, she has remained employed with RJR Tobacco on a transition basis, earning the same base salary and participating in the same employee benefit programs as she did immediately prior to January 1, 2007. Her transitional employment is scheduled to end on March 31, 2007. See “Compensation Discussion and Analysis — Severance Agreements” above for information regarding Ms. Beasley’s severance arrangement with RAI.

(2)	Mr. Blixt’s employment with RAI terminated as of August 31, 2006. In connection with his termination, Mr. Blixt forfeited 9,769 performance shares and 8,696 performances shares that had been granted to him in 2004 and 2005, respectively. See footnotes 3 and 4 to the Outstanding Equity Awards at 2006 Fiscal Year-End table below for a description of the terms governing such awards. For information regarding the payments and benefits to which Mr. Blixt is entitled in connection with his termination of employment, see “— Termination and Change of Control Payments” below.

(3)	The amounts shown in this column reflect retention bonuses paid to Messrs. Eckmann and Blixt. See “Compensation Discussion and Analysis — Other Compensation Policies — Special Incentives” above for additional information about these bonuses.

(4)	The amounts shown in this column represent the amount of compensation expense RAI recorded in its 2006 financial statements (pursuant to FAS 123(R)) for the stock-based LTIP awards that have been made to each named executive officer during 2006 and in previous years. The assumptions upon which these amounts are based are set forth in note 16 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 27, 2007. The amounts shown in this column do not equal the actual value that any named executive officer received during 2006 with respect to his or her LTIP awards. For the value that the named executive officers actually received in 2006 in connection with the vesting of certain performance shares, see the 2006 Option Exercises and Stock Vested table below. None of the named executive officers vested in any shares of restricted stock during 2006; vesting of these shares is contingent upon meeting performance criteria established by the Compensation Committee. Subject otherwise to the terms of the grant documentation and of any person’s employment agreement, the outstanding, unvested performance shares and restricted RAl common stock held by the named executive officers will be cancelled if the minimum dividend condition is not satisfied (or waived). If the foregoing condition is satisfied or waived, the actual value any named executive officer will receive upon vesting may differ significantly from the amounts shown in this column.

The value of dividends or dividend equivalents on executives’ LTIP awards is not included in this table. The dividend equivalents charged to expense during 2006 with respect to the executives’ performance shares were as follows — Ms. Ivey: $211,991; Ms. Neal: $71,544; Ms. Beasley: $126,093; Mr. Eckmann: $71,544; Mr. Payne: $37,118; and Mr. Blixt: $46,148.

(5)	The amounts in this column represent amounts paid in the first quarter of 2007 (a) upon the vesting of one-year performance units granted in February 2006, pursuant to the LTIP or (b) in the case of Mr. Payne, in connection with his participation in the AIAP. For information regarding the foregoing annual incentives, see “Compensation Discussion and Analysis — Annual Compensation — Annual Incentives” above, and for further information regarding the one-year performance units, see also footnote 2 to the 2006 Grants of Plan-Based Awards table below.

(6)	The amounts in this column for each named executive officer represent the total change in the actuarial present value of the executive’s accumulated benefit under all defined benefit plans, including supplemental plans, from December 31, 2005 to December 31, 2006. For additional information regarding the defined benefit plans in which the named executive officers participate, see the 2006 Pension Benefits table below.

(7)	The amounts shown in this column include, among other items:

(a)	contributions made by RAI to the named executive officers under RAI’s qualified defined contribution plans, and amounts credited by RAI to the accounts of the named executive officers in RAI’s non-qualified excess benefit plans (with such excess benefit plans described in greater detail in the footnotes to the 2006 Non-Qualified Deferred Compensation table below), as follows:

	Qualified Plan	Non-Qualified Plan
	Contribution	Credit
Name	($)	($)

Ms. Ivey	6,600	74,490
Ms. Neal	21,999	84,467
Ms. Beasley	24,199	186,009
Mr. Eckmann	6,600	24,410
Mr. Payne	21,999	47,447
Mr. Blixt	24,200	87,540

(b)	the perquisites described below:

•	a payment of $79,000 to Ms. Ivey, a payment of $70,200 to each of Mmes. Neal and Beasley and Messrs. Eckmann and Blixt, and a payment of $54,300 to Mr. Payne, in each case in lieu of such person’s participation in RAI’s former executive perquisites program,

•	the cost of premiums paid by RAI for certain excess liability insurance covering each of the named executive officers (and a related tax gross-up amount),

•	complimentary tobacco products, manufactured by RAI’s operating subsidiaries, provided to Mmes. Ivey, Neal and Beasley and Mr. Payne, and

•	the value ascribed to personal flights taken by Mmes. Ivey and Beasley and Mr. Eckmann, or their respective guest, on aircraft owned or leased by RJR Tobacco (with such value based upon the aggregate incremental cost to RJR Tobacco);

(c)	in the case of Mr. Eckmann, a tax reimbursement payment of $60,048 associated with his extension bonus included in the “Bonus” column in the above table;

(d)	in the case of Ms. Ivey and Mr. Eckmann, the change in the value of the accrued post-retirement health benefit from December 31, 2005 to December 31, 2006 as follows — Ms. Ivey: $21,289; and Mr. Eckmann: $23,318; and

(e)	in the case of Mr. Blixt, severance payments in the amount of $226,022 to which he will be entitled in connection with his termination of employment with RAI on August 31, 2006. The foregoing amount represents the value of Mr. Blixt’s severance payments (determined in accordance with RAI’s standard form of severance agreement described above under “Compensation Discussion and Analysis — Severance Agreements”) attributable to the period from September 1 to December 31, 2006, but such amount does not include additional severance payments to which he is entitled, subject otherwise to the terms of his agreement with RAI. Mr. Blixt did not receive any severance payments in 2006; instead, the commencement of his severance payments was deferred until March 2007 due to the operation of Section 409A of the Code. For additional information regarding Mr. Blixt’s severance benefits, see “— Termination and Change of Control Payments” below.

Equity and Non-Equity Incentive Awards

The following table sets forth certain information concerning each grant of an award made to a named executive officer during 2006 under any plan.

2006 Grants Of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity					Estimated Future Payouts Under Equity
			Incentive Plan Awards					Incentive Plan Awards(5)
											Grant Date
		Board or									Fair Value of
		Committee	Award								Stock and
		Approval	Amount in		Threshold	Target	Maximum	Threshold	Target	Maximum	Option
Name	Grant Date	Date	Units (#)		($)	($)	($)	(#)	(#)	(#)	Awards ($)(6)

Susan M. Ivey	3/6/2006	2/1/2006	0		—	—	—	—	53,944	—	2,837,454
	3/6/2006	2/1/2006	2,837,500	(1)	—	2,837,500	5,675,000	—	—	—	—
	2/9/2006	2/9/2006	1,419	(2)	—	1,419,000	2,838,000	—	—	—	—
Dianne M. Neal	3/6/2006	2/1/2006	0		—	—	—	—	14,828	—	779,953
	3/6/2006	2/1/2006	780,000	(1)	—	780,000	1,560,000	—	—	—	—
	2/9/2006	2/9/2006	403	(2)	—	403,000	806,000	—	—	—	—
Lynn J. Beasley	3/6/2006	2/1/2006	0		—	—	—	—	23,634	—	1,243,148
	3/6/2006	2/1/2006	1,243,200	(1)	—	1,243,200	2,486,400	—	—	—	—
	2/9/2006	2/9/2006	733	(2)	—	733,000	1,466,000	—	—	—	—
Jeffrey A. Eckmann	3/6/2006	2/1/2006	0		—	—	—	—	13,218	—	695,267
	3/6/2006	2/1/2006	695,250	(1)	—	695,250	1,390,500	—	—	—	—
	2/9/2006	2/9/2006	403	(2)	—	403,000	806,000	—	—	—	—
	10/1/2006	9/29/06	47	(3)	—	47,000	94,000	—	—	—	—
Tommy J. Payne	3/6/2006	2/1/2006	0		—	—	—	—	8,572	—	450,887
	3/6/2006	2/1/2006	450,900	(1)(4)	—	450,900	901,800	—	—	—	—
Charles A. Blixt	2/9/2006	2/9/2006	436	(2)	—	436,000	872,000	—	—	—	—

(1)	These awards represent performance units granted under the LTIP. The performance units, each of which has an initial value of $1.00, will vest upon the conclusion of the three-year performance period ending December 31, 2008, provided RAI pays to its shareholders a quarterly dividend of at least $.625 per share during the performance period. If RAI fails to pay the minimum dividend in any fiscal quarter during the performance period, then the performance units will be cancelled, unless RAI’s Board otherwise approves the non-cancellation of such units. Upon vesting, each grantee will receive a cash payment equal to the product of $1.00, the number of vested units and the average of the total weighted scores for each year of the performance period under the AIAP. Such payment will be made as soon as practicable after the end of the performance period under the AIAP.

In the event of a grantee’s death, permanent disability, and (other than in the case of Mr. Eckmann) retirement or involuntary termination of employment without cause, any outstanding performance units will vest on a pro rata basis, with payment of such units to be made after the performance period. Notwithstanding the foregoing, in the event of a change of control of RAI, any outstanding performance units will vest on a pro rata basis and will be paid as soon as practicable after the change of control. Upon vesting after a change of control, each grantee will receive a cash payment equal to the product of (1) the greater of (a) $1.00 and (b) $1.00 multiplied by the average of the total weighted AIAP scores for each year of the performance period completed prior to the change of control and (2) the number of vested units. In the event of a grantee’s voluntary termination of employment (other than in the case of Mr. Eckmann) or termination of employment for cause, such grantee’s outstanding performance units will be cancelled. The vesting provisions described in this paragraph are subject to the terms of any employment contract between RAI and the grantee. As described above under “Compensation Discussion and Analysis — Severance Agreements,” pursuant to his amended employment offer letter, Mr. Eckmann will vest fully in any outstanding LTIP awards (other than any one-year performance units) upon his termination of employment with RAI other than for cause; the payment of these performance units, however, will be made after the completion of the performance period ending December 31, 2008.

(2)	These awards represent performance units, each of which has an initial value of $1,000, granted under the LTIP to Mmes. Ivey, Neal and Beasley and Messrs. Eckmann and Blixt in lieu of their participation in the AIAP. The ultimate value of such awards is based upon the performance metrics described under “Compensation Discussion and Analysis — Annual Compensation — Annual Incentives” above. The payment with respect to each executive’s award was made, in accordance with its terms, in the first quarter of 2007. The amounts shown with respect to these awards in the “Target” and “Maximum” columns represent hypothetical payouts; the actual payments made by RAI relating to these performance units are reflected in the “Non-Equity Incentive Plan Compensation” column in the 2006 Summary Compensation Table above. RAI’s actual payment to Mr. Blixt was a pro rata amount, based upon his eight months of employment with RAI during 2006, of the total 436 performance units granted to him. Similarly, the hypothetical “Target” and “Maximum” amounts shown for Mr. Blixt in the above table are based upon the total 436 performance units granted to him.

(3)	This award represents performance units, having the same terms as those described in the preceding footnote, granted to Mr. Eckmann in connection with his promotion to RAI Group President.

(4)	Unlike the other named executive officers, Mr. Payne received his annual incentive benefit for 2006 pursuant to the AIAP, and not in the form of performance units, described in footnote 2, granted to the other named executive officers pursuant to the LTIP. The performance metrics used to determine Mr. Payne’s benefit under the AIAP, however, were the same performance metrics used to determine the value of the performance units granted to the other named executive officers who are, or were, employed by RAI. The payment Mr. Payne received under the AIAP, in the first quarter of 2007, with respect to 2006 performance is reflected in the “Non-Equity Incentive Plan Compensation” column in the 2006 Summary Compensation Table above. See “Compensation Discussion and Analysis — Annual Compensation — Annual Incentives” above for further information regarding the annual incentive benefit.

(5)	These awards represent shares of restricted RAI common stock, as adjusted for the Stock Split, awarded under the LTIP. These shares will vest on March 6, 2009, provided RAI pays to its shareholders a quarterly dividend of at least $.625 per share during the three-year period ending on December 31, 2008. If RAI fails to pay the minimum dividend in any fiscal quarter during such period, then the restricted stock will be cancelled, unless RAI’s Board otherwise approves the non-cancellation of the restricted stock. Prior to the vesting of the restricted stock, a grantee will receive dividends with respect to his or her outstanding unvested restricted stock to the same extent that any dividends generally are paid by RAI on outstanding shares of RAI’s common stock. Prior to the vesting of the restricted stock, each grantee will be prohibited from selling, pledging or otherwise transferring, but will have voting rights with respect to, the restricted stock. Upon vesting, the restrictions will lapse and the restricted stock will become freely transferable by the grantee, subject to any restrictions arising under applicable federal or state securities laws.

In the event of a grantee’s death or permanent disability, or a change of control of RAI, any outstanding unvested restricted stock will immediately vest. Except in the case of Mr. Eckmann, in the event of a grantee’s involuntary termination of employment without cause or retirement, any outstanding unvested restricted stock will vest pro rata. In the event of a grantee’s voluntary termination of employment (other than in the case of Mr. Eckmann) or termination of employment for cause, such grantee’s outstanding restricted stock will be cancelled. The vesting provisions described in this paragraph will be subject to the terms of any employment contract between RAI and the grantee. As described above under “Compensation Discussion and Analysis — Severance Agreements,” pursuant to his amended employment offer letter, Mr. Eckmann will vest fully in any outstanding LTIP award (other than any one-year performance units) upon his termination of employment with RAI other than for cause.

(6)	The amounts in this column represent the product of $52.60 (the closing price of RAI common stock on March 6, 2006, the grant date of the restricted stock described in the preceding footnote) and the number of shares of such restricted stock awarded to the executive.

The following table sets forth certain information concerning equity incentive plan awards outstanding as of the end of 2006 for each named executive officer.

Outstanding Equity Awards At 2006 Fiscal Year-End

	Stock Awards
	Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
	Number of Unearned		Market or Payout Value of
	Shares, Units or Other Rights		Unearned Shares, Units or Other Rights
	that have not Vested		that have not Vested
Name	(#)(1)		($)(6)

Susan M. Ivey	53,944	(2)	3,531,714
	42,414	(3)	2,776,845
	23,838	(4)	1,560,674

Dianne M. Neal	14,828	(2)	970,789
	14,314	(3)	937,138
	8,045	(4)	526,706

Lynn J. Beasley	23,634	(2)	1,547,318
	25,228	(3)	1,651,677
	14,179	(4)	928,299

Jeffrey A. Eckmann	13,218	(2)	865,382
	14,314	(3)	937,138
	8,045	(4)	526,706

Tommy J. Payne	8,572	(2)	561,209
	7,426	(3)	486,180
	4,174	(4)	273,272

Charles A. Blixt	0	(5)	0	(5)

(1)	All share amounts in this column have been adjusted to reflect the Stock Split.

(2)	These amounts represent shares of restricted RAI common stock granted on March 6, 2006, pursuant to the LTIP. The material terms governing such awards are described in footnote 5 to the 2006 Grants of Plan-Based Awards table above.

(3)	These amounts represent performance shares granted on March 2, 2005, pursuant to the LTIP. The performance shares will vest on March 2, 2008, provided RAI pays to its shareholders a quarterly dividend of at least $.475 per share during the three-year period ending December 31, 2007. Such minimum dividend, which has been adjusted to reflect the Stock Split, is equal to the per share amount of the last dividend paid by RAI prior to the grant of these performance shares. If RAI fails to pay the minimum dividend in any fiscal quarter during such three-year period, then any unvested performance shares will be forfeited and cancelled. Notwithstanding the foregoing, if RAI fails to pay the minimum dividend, then the Board may, in its discretion, approve the non-cancellation of any unvested performance shares, in which case such shares otherwise will vest upon the date set forth above. Upon the vesting date of performance shares, a named executive officer will be entitled to a cash payment in an amount equal to the product of the number of shares vesting and the per share closing price of RAI common stock on the vesting date, except that such payment will be deferred for six months to the extent required for the income inclusion provisions of Section 409A of the Code not to apply to the executive. Prior to the vesting of his or her performance shares, a named executive officer will receive dividends with respect to his or her outstanding unvested shares to the same extent that any dividends generally are paid by RAI on outstanding shares of RAI common stock (except that if RAI pays a dividend in the form of property, rather than in cash, then RAI will pay, in lieu of such property dividend, the cash equivalent of such property).

In the event of a named executive officer’s death or permanent disability, or a change of control of RAI, any outstanding unvested performance shares will immediately vest. Other than in the case of Mr. Eckmann, in the event of a named executive officer’s involuntary termination of employment without cause or retirement, any outstanding unvested performance shares will immediately vest in part and the remaining shares will be forfeited and cancelled; the number of shares that will vest will be equal to the product of (a) the original number of performance shares granted to the named executive officer, and (b) a fraction, the numerator of which will be the number of whole or partial months between March 2, 2005, and the date of the named executive officer’s termination of employment, and the denominator of which will be 36. Upon a named executive officer’s voluntary termination of employment (other than at retirement), except in the case of Mr. Eckmann, or termination of employment for cause, all of his or her performance shares will be cancelled. Notwithstanding the foregoing, pursuant to Mr. Eckmann’s employment offer letter, as amended, he will vest in full in his outstanding performance shares, if any, on the last day of his active employment, unless he is terminated for cause.

(4)	These amounts represent the remaining one-third of the performance shares granted, pursuant to the LTIP, on August 31, 2004. These performance shares will vest on August 31, 2007, provided RAI pays to its shareholders a quarterly dividend of at least $.475 per share (as adjusted for the Stock Split) during the three-year period ending August 31, 2007. One-third of the original grant of performance shares vested on August 31 in each of 2005 and 2006, with the vesting of such tranches having been conditioned on RAI’s payment of a quarterly dividend of at least $.475 per share. If RAI fails to pay the minimum dividend in any fiscal quarter during the remainder of the three-year vesting period, then the unvested performance shares will be forfeited and cancelled, but RAI’s payment of already vested performance shares will be retained by the named executive officer. Notwithstanding the foregoing, if RAI fails to pay the minimum dividend, then the Board may, in its discretion, approve the non-cancellation of any unvested performance shares, in which case such shares otherwise will vest upon the date set forth above. Upon the vesting date of performance shares, a named executive officer will be entitled to a cash payment in an amount equal to the product of the number of shares vesting and the per share closing price of RAI common stock on the vesting date. Prior to the vesting of his or her performance shares, a named executive officer will receive dividends with respect to his or her outstanding unvested shares to the same extent that any dividends generally are paid by RAI on outstanding shares of RAI common stock (except that if RAI pays a dividend in the form of property, rather than in cash, then RAI will pay, in lieu of such property dividend, the cash equivalent of such property).

In the event of a named executive officer’s death or permanent disability, or a change of control of RAI, any outstanding unvested performance shares will immediately vest. Other than in the case of Mr. Eckmann, in the event of a named executive officer’s involuntary termination of employment without cause or retirement, any outstanding unvested performance shares will immediately vest in part and the remaining shares will be forfeited and cancelled; the number of shares that will vest will be equal to (a) the product of (i) the original number of performance shares granted to the named executive officer, and (ii) a fraction, the numerator of which will be the number of whole or partial months between August 31, 2004, and the date of the named executive officer’s termination of employment, and the denominator of which will be 36, minus (b) the number of previously vested performance shares. Upon a named executive officer’s voluntary termination of employment (other than in the case of Mr. Eckmann) or termination of employment for cause, all of his or her performance shares will be cancelled. Notwithstanding the foregoing, pursuant to Mr. Eckmann’s employment offer letter, as amended, he will vest in full in his outstanding performance shares, if any, on the last day of his active employment, unless he is terminated for cause.

(5)	Mr. Blixt vested, in part, in his then outstanding equity incentive plan awards, and forfeited the remainder of such awards, in connection with his termination of employment on August 31, 2006. See the 2006 Option Exercises and Stock Vested table below, and “— Termination and Change of Control Payments” below, for additional information.

(6)	The amounts shown in this column represent the product of $65.47, the per share closing price of RAI common stock on December 29, 2006 (the last trading day of 2006), and the number of unvested shares of restricted stock or performance shares, as the case may be, held by the executive on December 31, 2006.

The following table provides information concerning the performance shares which the named executive officers vested in during 2006.

2006 Option Exercises and Stock Vested (1)

	Stock Awards
	Number of Shares Acquired	Value Realized
Name	on Vesting (#)(2)	on Vesting ($)(3)

Susan M. Ivey	23,838	1,551,139
Dianne M. Neal	8,045	523,488
Lynn J. Beasley	14,179	922,628
Jeffrey A. Eckmann	8,045	523,488
Tommy J. Payne	4,174	271,602
Charles A. Blixt	18,453	1,200,737

(1)	None of the named executive officers beneficially owned at any time during 2006 any options to acquire shares of RAI common stock. None of the named executive officers vested in any shares of restricted RAI common stock during 2006.

(2)	The amounts in this column represent the number of performance shares, as adjusted for the Stock Split, that the named executive officers vested in during 2006. The vesting of the performance shares entitled each named executive officer to receive a cash payment equal to the number of vested shares multiplied by the per share closing price of RAI common stock on the vesting date; no actual shares of RAI common stock were delivered upon the vesting of the performance shares. For all the named executive officers, the amounts shown in this column represent the number of performance shares that had been granted on August 31, 2004, and vested on August 31, 2006, except that, as described below, Mr. Blixt also vested in other performance shares in connection with his termination of employment. The terms of the 2004 performance share grant are described in greater detail in footnote 4 to the Outstanding Equity Awards at 2006 Fiscal Year-End table above. In the case of Mr. Blixt, the amounts shown in this column also include 8,684 performance shares which vested on August 31, 2006 in connection with his termination of employment on such date; such vested shares represent the pro rata portion of the 2005 performance share grant to which he was entitled upon his termination of employment. See footnote 3 to the Outstanding Equity Awards at 2006 Fiscal Year-End table for additional information regarding the terms of the 2005 performance share grant.

(3)	These amounts represent the cash payments made to the named executive officers upon the vesting of the performance shares as described in the preceding footnote.

Retirement Benefits

The following table sets forth information concerning each plan that provides the named executive officers with payments or other benefits at, following or in connection with retirement.

2006 Pension Benefits (1)

		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated	Last Fiscal Year
Name	Plan Name	(#)(2)	Benefit ($)(3)	($)

Susan M. Ivey	Reynolds American Retirement Plan(4)	2.333	50,879	0
	Reynolds American Additional Benefits Plan(5)	2.333	861,490	0
	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates(6)	18.100	570,505	0
	Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation(7)	23.100	2,817,926	0
Dianne M. Neal	Reynolds American Retirement Plan(4)	18.360	269,427	0
	Reynolds American Additional Benefits Plan(5)	18.360	1,311,379	0
Lynn J. Beasley	Reynolds American Retirement Plan(4)	24.455	352,919	0
	Reynolds American Additional Benefits Plan(5)	24.455	2,935,997	0
Jeffrey A. Eckmann	Reynolds American Retirement Plan(4)	2.333	56,326	0
	Reynolds American Additional Benefits Plan(5)	2.333	283,986	0
	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates(6)	22.300	994,087	0
	Supplemental Pension Plan for Executives of Brown and Williamson Tobacco Corporation(7)	24.300	2,319,608	0
	Contractual Benefit(8)	26.500	469,437	0
Tommy J. Payne	Reynolds American Retirement Plan(4)	18.503	304,061	0
	Reynolds American Additional Benefits Plan(5)	18.503	680,458	0

		Number of Years of	Present Value of	Payments During
		Credited Service	Accumulated	Last Fiscal Year
Name	Plan Name	(#)(2)	Benefit ($)(3)	($)

Charles A. Blixt	Reynolds American Retirement Plan(4)	21.840	417,277	0
	Reynolds American Additional Benefits Plan(5)	21.840	1,465,988	0

(1)	RAI has maintained two defined benefit plans — the Reynolds American Retirement Plan, a tax-qualified pension equity plan, referred to as the PEP, and the non-qualified Additional Benefits Plan, referred to as the ABP — in which all of the named executive officers participate. In addition, Ms. Ivey and Mr. Eckmann have accrued benefits for service with B&W before the Business Combination under two additional defined benefit plans, the obligations of which were assumed by RAI in connection with the Business Combination — the Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates, referred to as the Legacy Plan, and the Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation, referred to as the B&W Supplemental Plan.

(2)	The number of years of credited service is shown as of December 31, 2006. Ms. Ivey’s and Mr. Eckmann’s years of credited service for purposes of the PEP and the ABP represent their service with RAI after the Business Combination, and their service for purposes of the Legacy Plan and the B&W Supplemental Plan represent their service with B&W before the Business Combination. In addition, pursuant to contracts incorporated by reference into the B&W Supplemental Plan, Ms. Ivey and Mr. Eckmann were granted 5 and 2 additional years of service credit, respectively, for purposes of the B&W Supplemental Plan. This grant of additional service increased the present value of the accumulated benefit under the B&W Supplemental Plan by $1,374,333 for Ms. Ivey and $426,771 for Mr. Eckmann.

(3)	The present value of accumulated benefit is shown as of December 31, 2006. The calculation of the present value of accumulated benefits assumes a discount rate of 6.10% (the rate used by RAI in determining the accumulated pension obligations for financial reporting purposes) and post-commencement mortality based on the 1994 Group Annuity Mortality Table, projected 10 years by Scale AA to 2004, for males and females. Benefit values of the PEP and the ABP are based on immediate payment at January 1, 2007, as these plans have no special provisions for unreduced benefits. Benefit values for the Legacy Plan and the B&W Supplemental Plan are based on payment at age 60, the age at which unreduced benefits could commence.

The present value of accumulated benefits under the ABP shown in this column has been reduced by the value of benefits under this plan previously waived in connection with an elective funding of a portion of certain named executive officers’ qualified and non-qualified pension benefits. In 2000, RJR offered its current employees who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75% of their total earned qualified and non-qualified pension benefits funded under an existing retention trust over a three-year period. For any eligible named executive officer who elected such funding, the accumulated benefits under the ABP were reduced to give effect to the fact that non-qualified benefits waived under the ABP would be paid from the retention trust rather than from the ABP. The reductions were in the following amounts — Ms. Neal: $24,313; Ms. Beasley: $636,766; Mr. Payne: $188,008; and Mr. Blixt: $852,935. In addition, the present value of accumulated benefits in this column for the B&W Supplemental Plan does not reflect the value of benefits under this plan, the obligation for which was retained by B&W in connection with the Business Combination. The value of these retained benefits is $3,224,121 for Ms. Ivey and $1,871,550 for Mr. Eckmann.

(4)	The PEP provides a lump sum benefit that is a multiple of final average earnings payable after termination of employment at any age. The multiple is the sum of the participant’s core earned percentages (ranging from 4% to 13% per year depending on age) and excess earned percentages (ranging from 0% to 4% per year depending on age) while covered by the PEP. A participant’s lump sum benefit is equal to his or her total final average earnings multiplied by his or her total core percentage, plus his or her final average earnings in excess of Social Security covered compensation multiplied by his or her total excess percentage. For purposes of the PEP, final average earnings is the annualized sum of base salary and bonus in the year earned, and is determined by considering the 36 consecutive months that yield the highest average during the participant’s last 60 months of service. Each year’s compensation for the PEP is limited by the compensation limits under the Code.

(5)	The ABP provides a benefit equal to the benefit that would be paid under the PEP if the limits on compensation and benefits under the Code did not apply and if certain extraordinary items of income that are excluded from compensation under the PEP were included. This benefit is reduced by the PEP benefit and is paid upon termination of employment in monthly annuity payments. Lump sum payments above $10,000 are not available. The ABP is a non-qualified unfunded plan designed to allow participants in the plan to receive a pension benefit equal to the benefit that would have been paid under the PEP had the PEP not been subject to the limits on compensation and benefits under the Code and had the compensation thereunder been recognized under the PEP. All benefits under the ABP are payable out of the general corporate assets of RAI.

(6)	The Legacy Plan provides monthly benefits equal to the product of a participant’s years of pensionable service (to a maximum of 38 years) multiplied by his or her pensionable salary, divided by 57 and reduced by a proportionate amount of the participant’s Social Security benefit. A participant’s pensionable salary is the average of the participant’s base rate of pay in effect for the 36-month period immediately before his or her termination of employment. Ms. Ivey’s and Mr. Eckmann’s service with RAI is not considered pensionable service, but their base rate of pay with RAI is taken into account in determining their pensionable salary.

Benefits are payable at age 65. In addition, early retirement benefits may commence before age 65 to a participant who terminates employment either after attaining age 55 with at least ten years of service or with at least ten years of service when his or her age plus years of service equal at least 65. If early retirement benefits commence before age 65, they are reduced 1/4 of 1% per month for each month that commencement precedes age 60, unless the participant has 30 years of service at termination, in which case benefits may commence without reduction on or after age 55. An employee who was a participant on July 1, 1994, who terminates employment with at least ten years of service when his or her age plus years of service equal at least 60 may commence benefits after attaining age 50 with the reduction for commencement before age 60 described above. Both Ms. Ivey and Mr. Eckmann are currently eligible for early retirement under the Legacy Plan. Ms. Ivey is eligible for 64.5% of her full retirement benefit commencing at age 50, and Mr. Eckmann is eligible for 83% of his full retirement benefit, under the Legacy Plan.

(7)	The B&W Supplemental Plan is a non-qualified pension plan that provides a benefit equal to the benefit that would have been paid under the Legacy Plan had the Legacy Plan included bonuses and deferred compensation in pensionable salary, included additional service in pensionable service for Ms. Ivey and Mr. Eckmann, and not been subject to the limits on compensation under the Code, reduced by the actuarial value of the benefit payable under the Legacy Plan. For purposes of this plan, for the period after the Business Combination, a participant’s bonus is deemed to be an amount equal to the participant’s salary rate multiplied by the average rating under B&W’s Performance Incentive Plan for the three years preceding the Business Combination. Benefits are payable in a lump sum upon termination of employment from the general assets of RAI.

(8)	Pursuant to an agreement between RAI and Mr. Eckmann, Mr. Eckmann is entitled to receive additional benefits in an amount equal to the difference between what he will receive from the PEP, ABP, the Legacy Plan and the B&W Supplemental Plan, as shown in the “Present Value of Accumulated Benefit” column with respect to him, and the amount he would have received under the Legacy Plan and the B&W Supplemental Plan based on his combined service with RAI and B&W. In addition, he will receive a tax gross-up payment related to the taxes on such amount and the amount payable under the B&W Supplemental Plan. The estimated amount of this tax gross-up payment, which is not reflected in the “Present Value of Accumulated Benefit” column, is $960,773.

The following table sets forth information regarding each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2006 Non-Qualified Deferred Compensation (1)

				Aggregate
	Executive	Registrant		Withdrawals/
	Contributions	Contributions	Aggregate Earnings	Distributions	Aggregate Balance
Name	in Last FY($)	in Last FY($)(2)	in Last FY($)(3)	($)(4)	at Last FYE($)(5)

Susan M. Ivey	0	74,490	2,259	76,749	0
Dianne M. Neal	0	84,467	2,313	85,109	2,129
Lynn J. Beasley	0	186,009	14,632	191,476	196,644
Jeffrey A. Eckmann	0	24,410	646	25,057	0
Tommy J. Payne	0	47,447	1,772	48,606	13,155
Charles A. Blixt	0	87,540	2,934	90,475	0

(1)	RAI maintains two non-qualified excess benefit plans for those employees, including the named executive officers, whose benefits under RAI’s tax-qualified 401(k) plan are limited by virtue of certain provisions of the Code. All information in this table reflects activity under such plans. Pursuant to these non-qualified plans, RAI credits to each named executive officer’s account an amount, referred to as the principal amount, equal to the amount RAI would have contributed to such executive’s account in the tax-qualified 401(k) plan, but for the Code’s limitations. In addition, RAI credits the principal amount with interest at the same rate as is earned by a certain interest income fund offered under RAI’s tax-qualified 401(k) plan. Unlike with respect to the tax-qualified 401(k) plan, RAI does not contribute any funds to the non-qualified excess benefit plans, but instead credits amounts by book entry to participants’ accounts.

Commencing with the amounts credited for the 2004 plan year, RAI distributes, in the first quarter of each year, to each participant in the non-qualified excess benefit plans the amounts that have been credited to such participant’s account during the prior year. Prior to January 1, 2004, a participant in the non-qualified excess benefit plans had the election to defer receipt of the amounts credited to his or her account in any year until the beginning of the next year or until his or her termination of employment. Any participant in the non-qualified excess benefit plans who elected to defer receipt, until after termination of employment, of any amounts that had been credited to his or her account prior to January 1, 2004, will continue to earn interest on such amounts until termination of employment.

(2)	The amounts in this column represent the principal amounts credited during 2006 and also are included in the “All Other Compensation” column of the 2006 Summary Compensation Table above.

(3)	The amounts in this column represent the aggregate interest credited during 2006 on each named executive officer’s account in the non-qualified excess benefit plans.

(4)	These amounts, which were paid to the respective named executive officers during the first quarter of 2007, represent the sum of the principal amounts and interest credited during 2006.

(5)	These amounts represent the balance in each named executive officer’s account in the non-qualified excess benefit plans as of December 31, 2006, after taking into account the payment, described in the preceding footnote, made with respect to each executive’s account.

Termination and Change of Control Payments

RAI has entered into agreements and has adopted plans that require it to provide compensation and/or other benefits to each named executive officer in the event of such executive’s termination of employment under certain circumstances, or upon a change of control of RAI occurring during the executive’s term of employment. The following table sets forth the amounts payable to each named executive officer, other than Mr. Blixt, if such executive’s employment had terminated under different scenarios, and/or a change of control of RAI had occurred, on December 29, 2006 (the last business day of 2006). Mr. Blixt’s employment with RAI ended on August 31, 2006, and, therefore, the information provided below for Mr. Blixt reflects the amounts payable to him based on the nature of his actual termination of employment. As noted above under “— Compensation Discussion and Analysis — Severance Agreements,” Ms. Beasley is scheduled to retire from RJR Tobacco on March 31, 2007, and RAI has agreed, for purposes of determining her entitlement to severance payments, to treat her retirement as if her employment had been involuntarily terminated without cause. Notwithstanding the foregoing, we have, as required by the SEC’s applicable disclosure rules, included in the table below the same type of information regarding payments and benefits under different scenarios for Ms. Beasley as we have provided for the other named executive officers who were serving as such on December 29, 2006.

The table below does not include certain payments or benefits that do not discriminate in favor of RAI’s executive officers and that generally would be available to any salaried employee of RAI or its operating subsidiaries upon termination of employment, or upon a change of control of RAI. For instance, any participant in RAI’s annual cash incentive plan whose employment were terminated, for any reason other than cause, on the last business day of any year would be entitled to receive an annual cash incentive for such year. As a result, the annual cash incentive for 2006 paid to each of the named executive officers (and shown in the “Non-Equity Incentive Plan Compensation” column of the 2006 Summary Compensation Table above) is not included in the table below.

Except as otherwise expressly indicated, the amounts set forth in the following table do not represent the actual sums a named executive officer would receive if his or her employment were terminated or there were a change of control of RAI. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that the named executive officers who were employed by RAI or any of its subsidiaries on December 29, 2006 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the named executive officers (other than Mr. Blixt), the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 29, 2006. Payments which RAI may make in the future upon an employee’s termination of employment or upon a change of control of RAI will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of RAI’s benefit plans and agreements as of December 29, 2006.

Potential Payments Upon Termination of Employment and/or a Change of Control

					Qualifying	Termination
			Involuntary		Termination	due to
		Voluntary	Termination	Termination	on Change of	Death or		Change of
		Termination	not for Cause	for Cause	Control	Disability		Control
Name	Benefits and Payments	($)	($)(1)	($)(1)	($)(2)(3)	($)		($)(3)(4)

Susan M. Ivey
	Cash Severance(5)	0	7,245,144	0	7,245,144	0		0
	Performance Shares(6)	0	2,208,172	0	4,337,519	4,337,519		4,337,519
	Restricted Stock(6)	0	969,087	0	3,531,714	3,531,714		3,531,714
	Performance Units(7)	0	2,683,045	0	3,525,438	2,683,045		3,525,438
	Incremental Pension Benefit(8)	0	3,658,205	0	3,658,205	0	(9)	0
	Insurance Benefits(10)	0	20,577	0	20,577	0		0
	Health-Care Benefits(11)	0	206,849	0	206,849	0		0
	280G Tax Gross-up(12)	0	0	0	10,008,087	0		0
Dianne M. Neal
	Cash Severance(5)	0	1,915,232	0	1,915,232	0		0
	Performance Shares(6)	0	745,245	0	1,463,844	1,463,844		1,463,844
	Restricted Stock(6)	0	266,397	0	970,789	970,789		970,789
	Performance Units(7)	0	843,392	0	1,097,124	843,392		1,097,124
	Incremental Pension Benefit(8)	0	701,220	0	701,220	0		0
	Insurance Benefits(10)	0	46,453	0	46,453	0		0
	280G Tax Gross-up(12)	0	0	0	2,722,654	0		0
Lynn J. Beasley
	Cash Severance(5)	0	3,118,947	0	3,118,947	0		0
	Performance Shares(6)	0	1,313,459	0	2,579,976	2,579,976		2,579,976
	Restricted Stock(6)	0	424,573	0	1,547,318	1,547,318		1,547,318
	Performance Units(7)	0	1,418,290	0	1,816,357	1,418,290		1,816,357
	Incremental Pension Benefit(8)	0	1,058,224	0	1,058,224	0		0
	Insurance Benefits(10)	0	27,003	0	27,003	0		0
	280G Tax Gross-up(12)	0	0	0	0	0		0
Jeffrey A. Eckmann
	Cash Severance(5)	2,117,893	2,117,893	0	2,117,893	2,117,893		0
	Retention Bonus(13)	0	157,895	0	1,000,000	1,000,000		0
	Performance Shares(6)	1,463,844	1,463,844	0	1,463,844	1,463,844		1,463,844
	Restricted Stock(6)	865,382	865,382	0	865,382	865,382		865,382
	Performance Units(7)	1,586,035	1,586,035	0	2,124,570	1,586,035		1,052,897
	Incremental Pension Benefit(8)	2,133,759	2,133,759	0	2,133,759	2,133,759	(9)	0
	Insurance Benefits(10)	32,409	32,409	0	32,409	0		0
	Health-Care Benefits(11)	342,671	342,671	390,495	342,671	192,025	(14)	0
	280G Tax Gross-up(12)	0	0	0	0	0		0
Tommy J. Payne
	Cash Severance(5)	0	1,275,322	0	1,275,322	0		0
	Performance Shares(6)	0	386,666	0	759,452	759,452		759,452
	Restricted Stock(6)	0	154,051	0	561,209	561,209		561,209
	Performance Units(7)	0	453,732	0	593,327	453,732		593,327
	Incremental Pension Benefit(8)	0	369,332	0	369,332	0		0
	Insurance Benefits(10)	0	16,665	0	16,665	0		0
	280G Tax Gross-up(12)	0	0	0	0	0		0

					Qualifying	Termination
			Involuntary		Termination	due to
		Voluntary	Termination	Termination	on Change of	Death or	Change of
		Termination	not for Cause	for Cause	Control	Disability	Control
Name	Benefits and Payments	($)	($)(1)	($)(1)	($)(2)(3)	($)	($)(3)(4)

Charles A. Blixt
	Cash Severance(15)	—	2,125,094	—	—	—	—
	Performance Shares(16)	—	565,068	—	—	—	—
	Performance Units(17)	—	577,038	—	—	—	—
	Incremental Pension Benefit(8)	—	562,387	—	—	—	—
	Insurance Benefits(18)	—	19,363	—	—	—	—

(1)	See “— Compensation Discussion and Analysis — Severance Agreements” above for the definition of termination for “cause,” for purposes of RAI’s standard severance agreement.

(2)	The amounts in this column are based on the assumption that on December 29, 2006 (a) a change of control of RAI occurred and (b) after such change of control, either RAI terminated the executive’s employment without cause or the executive terminated his or her employment for good reason (a termination described in this clause (b) is referred to as a qualifying termination). See “— Compensation Discussion and Analysis — Severance Agreements” above for the definition of “good reason” termination.

(3)	A “change of control” of RAI is defined, for purposes of RAI’s standard severance agreement, to mean the first to occur of the following: (a) the acquisition by a person of 30% or more of the voting power of RAI’s securities ordinarily having the right to vote for the election of directors, except that BAT’s acquisition of RAI’s common stock pursuant to the Business Combination or as permitted by the Governance Agreement will not be deemed to be a change of control; (b) the failure of the persons who constituted RAI’s Board of Directors on July 30, 2004 (or the failure of individuals elected or nominated either by a supermajority of such persons or pursuant to certain provisions of the Governance Agreement) to be a majority of the Board; and (c) the approval by RAI’s shareholders of certain extraordinary transactions involving RAI, including certain merger transactions or certain sales of all or substantially all of RAI’s assets.

(4)	The amounts in this column are based on the assumption that a change of control of RAI occurred on December 29, 2006, but that the executive’s employment continued after such date.

(5)	These amounts represent the present value, discounted to December 31, 2006, at the rate of 5.892% per annum, of the following amounts that would be payable upon the occurrence of the events set forth in the table pursuant to RAI’s standard severance agreement (as described above under “— Compensation Discussion and Analysis — Severance Agreements”): (a) three years of annual base salary and three years of target annual incentive in the case of Ms. Ivey, and two years of annual base salary and two years of target annual incentive in the case of the other named executive officers, payable in installments as follows — six months of annual base salary and six months of target annual incentive, payable in a single lump sum on July 1, 2007, and the balance of the base salary and target annual incentive amounts payable in 30 equal monthly installments thereafter; (b) six months of interest on the lump sum payment described in the preceding clause, at the rate of 8.25% per annum, the assumed average prime rate of interest during the first six months of 2007, with such interest payable on July 1, 2007; and (c) three years of such person’s respective annual perquisite payments (as described in footnote 7 to the 2006 Summary Compensation Table above), with such amounts payable in three equal installments (in July 2007, and in January of each of 2008 and 2009) (the three-year period over which the executive will receive the foregoing payments is referred to as the severance period). As indicated in the preceding sentence, the amounts in these rows are based on the assumption that the commencement of payments under the severance agreement will be deferred for a period of six months. An executive officer, however, may elect to receive such payments immediately upon termination of employment in which case he or she will be responsible for satisfying any interest and taxes arising from such immediate payment, including interest and taxes arising under Section 409A of the Code. The interest payment described in clause (b) above is intended to compensate an executive who defers the commencement of severance payments. The 5.892% discount rate referenced in the first line of this footnote is the discount rate prescribed, pursuant to regulations under the Code, for use in determining whether an “excess parachute payment” exists. Except as otherwise noted, we have used this same discount rate in calculating present values shown in this table.

The payment of the amounts described in this footnote, and of the benefits described in footnote 10, are subject to the named executive officer complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation. In addition, if the named executive officer refuses to execute a release of claims against RAI, then the named executive officer will not be entitled to receive the payments and benefits described in this footnote and in footnote 10; in such event, the executive will be entitled to a lesser benefit under RAI’s Salary and Benefits Continuation Program. Under such program, the period during which a person receives severance benefits is based upon years of service, with such period in no event exceeding 18 months.

(6)	The values in these rows represent the product of $65.47, the per share closing price of RAI common stock on December 29, 2006, and the number of performance shares or shares of restricted stock, as the case may be, that would vest upon the occurrence of the particular events identified in the table. Upon an executive’s involuntary termination without cause, he or she would vest immediately in a pro rata amount of his or her outstanding performance shares and restricted stock, except that Mr. Eckmann would vest in all of his outstanding performance shares and restricted stock. Upon an executive’s qualifying termination on or after a change of control, or an executive’s death or disability, or upon a change of control in the absence of the executive’s termination of employment, the executive would vest immediately in all of his or her outstanding performance shares and restricted stock. The value of the performance shares shown in the table is based on those performance shares granted on March 2, 2005, and August 31, 2004, that had not yet vested prior to December 29, 2006, and the value of the restricted stock shown in the table is based on those shares of restricted stock granted on March 6, 2006, that had not yet vested prior to December 29, 2006. For additional information on such performance shares and restricted stock, see the Outstanding Equity Awards at 2006 Fiscal Year-End table above and the 2006 Grants of Plan-Based Awards table above, respectively.

(7)	These amounts represent the present value, discounted to December 31, 2006, of the performance units in which the executive would vest, if the employment of the executive had terminated on December 29, 2006, under the circumstances set forth in the table; such vested performance units are a pro rata amount of the total number of performance units granted on March 6, 2006 and March 2, 2005. The terms governing the performance units granted on March 6, 2006 are summarized in footnote 1 to the 2006 Grants of Plan-Based Awards table above. The terms governing the performance units granted on March 2, 2005, are the same as the terms governing the performance units granted on March 6, 2006, except that the three-year performance period applicable to the 2005 performance units ends on December 31, 2007, and the minimum quarterly dividend payment that is a condition to vesting is $.475 per share (whereas the three-year performance period applicable to the 2006 performance units ends on December 31, 2008, and the minimum quarterly dividend payment that is a vesting condition for such units is $.625 per share).

The value of the performance units shown in the table if the named executive officer’s employment had terminated on December 29, 2006, due to involuntary termination without cause, death or disability, is based on (a) the actual AIAP scores for that part of the relevant performance period that ended on December 31, 2006 (namely, the actual AIAP scores for 2005 and 2006 in the case of the 2005 performance units, and the actual AIAP score for 2006 in the case of the 2006 performance units) and (b) the assumption that the AIAP score for each year of the relevant performance period after 2006 (namely, 2007 in the case of the 2005 performance units, and 2007 and 2008 in the case of the 2006 performance units) would be equal to the target AIAP score, or 100. The value of the performance units shown in the table if a change of control of RAI had occurred on December 29, 2006 (irrespective of whether an executive’s employment continued thereafter or ended on such date due to a qualifying termination), is based on the actual AIAP scores for that part of the relevant performance period that ended on December 31, 2006.

(8)	These amounts represent the present value, discounted to December 31, 2006, at a rate of 6.10% per annum (the rate used by RAI in determining the accumulated pension obligations for financial reporting purposes), of the incremental benefit under RAI’s qualified and non-qualified pension plans resulting from the additional service and age credit the named executive officers will accrue during the severance period and the treatment of salary and annual incentives as if they were paid at 100% versus two-thirds, where applicable. In addition to the amounts in this row, each named executive officer would receive in these circumstances his or her accumulated pension benefit; the present value of such accumulated benefit is set forth in the 2006 Pension Benefits table above.

(9)	Each of Ms. Ivey and Mr. Eckmann would be entitled to an unreduced pension benefit under a certain RAI retirement plan, the obligations of which, with respect to such executives and other former B&W employees, were assumed by RAI in connection with the Business Combination. The value of such benefit is not included in this table because all participants in such plan are entitled to such an unreduced benefit upon termination of employment due to disability.

(10)	The insurance benefits represent the present value, discounted to December 31, 2006, at a rate of 6.10% per annum, of (a) the premiums which would be paid by RAI on behalf of each named executive officer during the severance period for health care, excess liability and life insurance and (b) a tax-reimbursement amount associated with the excess liability insurance premium payment.

(11)	These amounts represent the present value, discounted to December 31, 2006, of the health-care benefits that (a) would commence immediately after the severance period in the event of involuntary termination not for cause or qualifying termination on change of control (in the case of Ms. Ivey and Mr. Eckmann), or in the event of voluntary termination (in the case of Mr. Eckmann) and (b) would commence immediately after voluntary termination in the case of Mr. Eckmann. Mr. Eckmann was already vested in his retiree health benefit as of December 29, 2006. Ms. Ivey was not yet vested in her retiree health benefit as of such date. The health-care benefits for Ms. Ivey and Mr. Eckmann are reflected in this table because they will receive such benefits pursuant to a former B&W plan which RAI assumed in the Business Combination; the benefits provided under such plan are more generous than the health-care benefits provided under the RAI sponsored plan in which the other named executive officers participate and which is generally available to salaried employees of RAI and its operating subsidiaries. The amounts in this row are based upon the same assumptions (including a discount rate of 6.10%) used by RAI in determining post-retirement health-care expense in its 2006 financial statements in accordance with GAAP.

(12)	This amount represents RAI’s payment, as soon as practicable after the hypothetical change of control, of (a) the excise tax that would be imposed on the executive by virtue of the executive’s receipt of an “excess parachute payment” within the meaning of Section 280G of the Code and (b) a tax gross-up amount relating to the payment of such tax.

(13)	These amounts represent the value of a retention bonus payable to Mr. Eckmann in certain circumstances. Provided Mr. Eckmann remains employed with RAI through April 30, 2008, RAI will pay him a retention bonus of $1,000,000 in May 2008. Pursuant to the terms of a retention trust governing such bonus arrangement, if prior to April 30, 2008, Mr. Eckmann’s employment (a) were involuntarily terminated by RAI without cause, as defined therein, then Mr. Eckmann would receive a pro rata portion of the retention bonus, provided, however, that if such termination occurred after a change of control, as defined therein, Mr. Eckmann would receive the full amount of the retention bonus, (b) were terminated as a result of death or permanent disability, then Mr. Eckmann or his estate, as the case may be, would receive the full amount of the retention bonus following such event and (c) were terminated for any other reason, then Mr. Eckmann would forfeit his right to receive any part of the retention bonus.

(14)	The health-care benefit shown for Mr. Eckmann in the column “Termination due to Death or Disability” represents the present value of the survivor health-care coverage in the event of his death.

(15)	This amount represents the following payments to which Mr. Blixt is entitled under RAI’s standard severance agreement: (a) two years of annual base salary and two years of target annual incentive, payable in installments as follows — six months of annual base salary, six months of target annual incentive and one year’s annual perquisite payment, which was paid in a single lump sum on or about March 1, 2007, and the present value (discounted to March 1, 2007) of the remaining 18 months of annual base salary and

18 months of target annual incentive, payable in 30 equal monthly installments commencing on March 30, 2007; (b) six months of interest, at the rate of 8.25% per annum, on the lump sum payment described in the preceding clause, which interest payment was made on or about March 1, 2007; and (c) the present value (discounted to March 1, 2007) of two years annual perquisite payments (as described in footnote 7 to the 2006 Summary Compensation Table above), with such amount to be payable in two equal annual installments (in January of each of 2008 and 2009). The payment to Mr. Blixt of the amounts described in this footnote and of the benefits described in footnote 18 are subject to the same conditions as set forth in the last paragraph of footnote 5.

(16)	This amount represents the product of $65.07, the per share closing price of RAI common stock on August 31, 2006 (the date of Mr. Blixt’s termination of employment), and 8,684, the pro rata portion of the 2005 performance share grant to which Mr. Blixt was entitled in connection with his termination of employment on such date; such amount was paid to Mr. Blixt in September 2006. See footnote 3 to the Outstanding Equity Awards at 2006 Fiscal Year-End table above for additional information regarding the terms of the 2005 performance share grant. The amount in this row does not include other performance shares in which Mr. Blixt vested on August 31, 2006; such other performance shares were scheduled to vest on such date in accordance with their original vesting schedule, irrespective of Mr. Blixt’s termination of employment on such date. See the Option Exercises and Stock Vested table above for additional information on the total number of performance shares Mr. Blixt vested in during 2006. Mr. Blixt forfeited a total of 18,465 performance shares upon his termination of employment.

(17)	The amount in this row is the present value (discounted to December 31, 2006) of the pro rata portion of the performance units (granted on March 2, 2005) in which Mr. Blixt contingently vested upon his termination of employment and which will be paid to him in the first quarter of 2008, provided RAI pays the minimum quarterly dividend that also is a condition to vesting. Such value is based upon the actual AIAP scores for 2005 and 2006, and the assumption that the AIAP score for 2007 will be the target score, or 100.

(18)	The insurance benefits represent the present value (discounted to August 31, 2006, at a rate of 5.892% per annum) of (a) the insurance premiums which will be paid by RAI on behalf of Mr. Blixt during the severance period for health care, excess liability and life insurance and (b) a tax reimbursement amount associated with the excess liability insurance premium payment.

Item 2:  Proposed Amendment to the Articles of Incorporation

RAI’s Board has unanimously approved, and recommends to the shareholders for their adoption, an amendment to the Articles of Incorporation which would increase the number of authorized shares of RAI common stock from 400,000,000 to 800,000,000, and correspondingly increase the aggregate number of authorized shares of all classes of RAI capital stock from 500,000,000 to 900,000,000 (the proposed amendment is referred to as the Amendment). If the Amendment is adopted by the shareholders, then the first sentence of Article SIXTH of the Articles of Incorporation would be amended to read in its entirety as follows (but the remainder of the Articles of Incorporation will not change):

The total number of shares of capital stock that the Corporation is authorized to issue is 900,000,000 shares, of which 800,000,000 shares are Common Stock, par value $.0001 each (“Common Stock”), and 100,000,000 shares are Preferred Stock, par value $.01 each (“Preferred Stock”).

At present, RAI is authorized by its Articles of Incorporation to issue 500,000,000 shares of capital stock, of which 400,000,000 shares are common stock, par value $.0001 per share, and 100,000,000 shares are preferred stock, par value $.01 per share. If the Amendment is adopted by the shareholders, then the authorization pertaining to all capital stock will be increased to 900,000,000 shares, the authorization pertaining to common stock will be increased to 800,000,000 shares, and the authorization relating to preferred stock will remain at 100,000,000. The shareholders’ adoption of the Amendment will not change the par value of either RAI’s common stock or preferred stock.

As of March 14, 2007, there were 295,997,158 shares of RAI common stock outstanding and entitled to vote. In addition, as of March 14, 2007, a total of 10,638,552 shares were reserved for issuance under RAI’s stock-based benefit plans. Of the preferred stock authorized under the Articles of Incorporation, 4,000,000 shares have been designated as Series A Junior Participating Preferred Stock, none of which is outstanding, and 1,000,000 shares have been designated as Series B Preferred Stock, all of which are outstanding and held by RJR.

As a result of the Stock Split, the number of shares of RAI common stock outstanding and entitled to vote doubled. The number of shares of RAI common stock authorized pursuant to the Articles of Incorporation, however, was not changed in connection with the Stock Split and, therefore, the Stock Split had the effect of substantially reducing the number of shares of RAI common stock available for issuance. If the Amendment is adopted, then the ratio of the number of shares available for issuance to the number of authorized shares will be the same after the Stock Split as before the Stock Split.

If the Amendment is approved, then the number of authorized but unissued shares of common stock not earmarked for any particular purpose will be 493,364,290, and the Board of Directors will have the authority to issue such shares of common stock for any proper corporate purpose without further shareholder approval, unless such approval is required by applicable law or by the NYSE. Such authorized but unissued shares of common stock will provide RAI with additional flexibility, as such shares could be issued to take advantage of future opportunities for equity financing, in connection with possible acquisitions, for stock splits, stock dividends and other stock distributions and for other corporate purposes. RAI’s Board is seeking approval for the additional authorized common stock at this time because opportunities requiring prompt action may arise in the future, and the Board believes the delay and expense in seeking shareholder approval for additional authorized common stock could deprive RAI and its shareholders of the ability to benefit effectively from opportunities and/or cause the loss of attractive acquisition or financing arrangements. RAI has no definitive acquisition plans at this time and, except for issuances of shares of common stock in connection with its stock-based benefit plans, RAI does not have at this time any plan, commitment, arrangement, understanding or agreement, either oral or written, to issue any such stock. Under certain circumstances, the issuance of additional shares of common stock could dilute the voting rights, equity and earnings per share of existing shareholders. No shareholder will have any preemptive rights to purchase or subscribe for any shares of common stock which may be issued.

Although the proposal to authorize additional shares of common stock is being made for the reasons stated above, the newly authorized shares also would be available for issuance by the Board of Directors without further shareholder approval in response to an actual or threatened takeover bid. The issuance of such shares could have the effect of diluting the stock ownership of persons seeking to obtain control of RAI and, therefore, the Amendment may have the effect of discouraging efforts to gain control of RAI in a manner not approved by the Board of Directors. The Board is not aware of any pending or threatened takeover bid for RAI, and the Amendment was not designed or intended by the Board to discourage takeover efforts. Because the Amendment may discourage certain takeover attempts, shareholders could be deprived of opportunities to sell their shares at an increased price that might result from a takeover attempt.

The Amendment described in this section requires for approval the affirmative vote of a majority of the shares cast at the 2007 annual meeting.

Your Board of Directors recommends a vote FOR the Amendment to the Articles of Incorporation.

Audit Matters

Audit Committee Report

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of RAI’s Board of Directors submits the following report:

The Board of Directors of RAI has adopted a written Audit Committee Charter which incorporates requirements mandated by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. At least one member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2006 with management and has discussed with the independent auditors the matters required to be discussed by SAS No. 61, as amended, “Codification of Statements on Auditing Standards, Communication with Audit Committees.”

The Audit Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors the auditors’ independence.

Based on review and discussions of the audited financial statements for fiscal year 2006 with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal year 2006 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC.

Respectfully submitted,

Thomas C. Wajnert (Chair)
Martin D. Feinstein
Nana Mensah
H.G.L. (Hugo) Powell

Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s current policy is to pre-approve on an annual basis all audit and non-audit services performed by the independent auditors to assure that the provision of these services does not impair the independent auditors’ independence. Such pre-approved services are described in appendices to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy. Such policy (including appendices) is publicly available, as set forth below.

The Audit Committee also generally establishes approved fees for pre-approved audit and non-audit services on an annual basis. The Audit Committee is required to approve any fee expected to exceed a pre-approved level by more than $100,000, and is required to be notified at its next meeting if any fee is expected to exceed a pre-approved level by less than $100,000. In addition, to the extent that the Audit Committee does not establish a fee level for a specific service that falls within a broad category of a pre-approved audit or non-audit service, the Audit Committee is required to pre-approve any fee for such service expected to exceed $100,000, and is required to be notified at its next meeting if any fee for such service is expected to be less than $100,000. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to approve any such services.

The Audit Committee’s current Audit and Non-Audit Services Pre-Approval Policy was adopted by the Audit Committee in August 2004 and last revised in February 2007, and is substantially the same as the policy that was in effect at RJR during the period of 2004 preceding the consummation of the Business Combination. The Audit and Non-Audit Services Pre-Approval Policy describes the procedures and conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved by the Audit Committee, or its Chair pursuant to delegated authority. The Policy provides that the Chair of the Audit Committee may make pre-approval decisions for proposed services that are not covered by specific reference in the Policy and have not been previously approved by the full Committee. Under the Policy, the Chair is required to report any such pre-approval decisions to the full Audit Committee at its next scheduled meeting.

A copy of the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Fees of Independent Auditors

The following table shows the aggregate fees billed to RAI by KPMG LLP for services rendered during each of the fiscal years ended December 31, 2006 and 2005:

	Amount of Fees
	2006	2005

Audit Fees	$6,385,029	$4,865,252
Audit-Related Fees	1,153,675	559,079
Tax Fees	144,009	85,593
All Other Fees	—	16,169

Total Fees	$7,682,713	$5,526,093

     Audit Fees

Audit fees principally constitute fees billed for professional services rendered by KPMG LLP for the audit of RAI’s financial statements for the fiscal years ended December 31, 2006 and 2005, the reviews of the condensed financial statements included in RAI’s Quarterly Reports on Form 10-Q filed during the fiscal years ended December 31, 2006 and 2005, and the audits of certain subsidiaries where legally or statutorily required. Also, audit fees for 2006 include professional fees for services related to RAI’s preparation of the Registration Statements on Form S-4 in connection with debt securities issued as part of the Conwood acquisition and debt securities of RAI offered in exchange for debt securities previously issued by RJR; and audit fees for 2005 include professional fees for services related to RAI’s preparation of the Registration Statement on Form S-4 in connection with the exchange offer of certain RJR notes.

     Audit-Related Fees

Audit-related fees constitute fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit or review of RAI’s financial statements, other than the services reported above under “— Audit Fees,” in the fiscal years ended December 31, 2006 and 2005. In fiscal 2006 and 2005, audit-related fees consisted principally of fees for audits of certain subsidiaries, audits of the financial statements of certain employee benefit plans and other agreed upon procedures performed under Statements on Auditing Standards and Statements on Standards for Attestation Engagements. The Audit Committee pre-approved 100% of the audit-related services in 2006 and 2005.

     Tax Fees

Tax fees constitute fees billed for professional services rendered by KPMG LLP for tax compliance, tax consulting and tax planning in each of the fiscal years ended December 31, 2006 and 2005. In fiscal 2006 and 2005, tax fees consisted principally of fees for tax compliance advice. The Audit Committee pre-approved 100% of the tax services in 2006 and 2005.

     All Other Fees

All other fees constitute the aggregate fees billed, if any, for products and services, other than the services reported above under “— Audit Fees,” “— Audit-Related Fees” and “— Tax Fees,” provided by KPMG LLP in each of the fiscal years ended December 31, 2006 and 2005. In 2006, there were no other fees, and in 2005, such other fees consisted of fees for training related to professional education. The Audit Committee pre-approved 100% of all other services in 2005.

Item 3:  Ratification of KPMG LLP as Independent Auditors

The Audit Committee of the Board of Directors has appointed KPMG LLP, independent registered public accounting firm, to audit the financial statements of RAI for the fiscal year ending December 31, 2007. We are submitting this selection to you for your ratification. KPMG LLP audited RAI’s financial statements for the fiscal year ended December 31, 2006, and has been RAI’s independent auditors since RAI’s organization in 2004. KPMG LLP also had served as RJR’s independent auditors from 2000 to 2004. Representatives of KPMG LLP are expected to be present at the 2007 annual meeting to make a statement, if KPMG LLP desires, and to answer your questions.

If the shareholders do not ratify the appointment of KPMG LLP, then the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of RAI and its shareholders.

Your Board of Directors considers KPMG LLP to be well qualified and recommends a vote FOR ratification of KPMG’s appointment as our independent auditors for fiscal year 2007.

Shareholder Proposals

Proposals of shareholders intended to be included in RAI’s 2008 annual meeting proxy statement and form of proxy must be received by the Secretary of RAI, in writing, no later than December 1, 2007, at our corporate offices: Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102- 2990. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in our 2008 proxy statement and permit us to exclude proposals from our proxy statement in specified circumstances.

In accordance with RAI’s Bylaws, shareholders who do not submit a proposal for inclusion in our 2008 annual meeting proxy statement, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at our 2008 annual meeting, must notify the Secretary of RAI, in writing, that they intend to submit their proposal, nomination or other business at our 2008 annual meeting by no earlier than November 1, 2007, and no later than December 1, 2007. RAI’s Bylaws contain detailed requirements that a shareholder’s notice must satisfy. If a shareholder does not comply with the notice requirements, including the deadlines specified above, then the persons named as proxies in the form of proxy for the 2008 annual meeting will use their discretion in voting the proxies on any such matters raised at the 2008 meeting. Any shareholder notice and any request for a copy of RAI’s Bylaws should be in writing and addressed to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

For a further discussion of the Board nomination process, see “The Board of Directors — Governance Agreement” and “The Board of Directors — Committees and Meetings of the Board of Directors — Corporate Governance and Nominating Committee; Director Nomination Process,” above.

Certain Relationships and Related Transactions

Related Person Transaction Policy

Effective February 6, 2007, RAI’s Board adopted a Related Person Transaction Policy, referred to as the Policy. The Policy generally requires that certain transactions in which (1) RAI, or one of its subsidiaries, is a participant and (2) a related person has a direct or indirect interest, be approved in advance by a designated executive officer, the Audit Committee, the Board or a sub-set of the Board. The arbiter in any particular case may only approve a proposed related person transaction if it has determined in good faith that such transaction is in, or not inconsistent with, the best interests of RAI and its shareholders. The definition of “related person” for purposes of the Policy is based upon the definition set forth in the applicable rules of the SEC; a “related person” of RAI means a director or director nominee of RAI, an executive officer of RAI, a greater than 5% shareholder of RAI or an immediate family member of any of the foregoing.

The Policy’s pre-approval requirements depend upon the related person and the dollar amount involved in a proposed transaction, as summarized below:

Related Person:	Dollar Amount of Transaction:	Approval Required by:

• Transactions in which an RAI director, executive officer or an immediate family member of either of the foregoing has an interest	• Less than or equal to $25,000 • Greater than $25,000	• Chief Executive Officer or Chief Financial Officer • Audit Committee

• Transactions in which BAT, or an affiliate thereof, has an interest	• Less than $1 million • Greater than or equal to $1 million and less than $20 million • Greater than or equal to $20 million	• Chief Executive Officer, Chief Financial Officer or RAI Group President • Audit Committee • independent directors (excluding any independent directors who have been designated by B&W)

• Transactions in which any related person other than those listed above has an interest	• Less than $1 million • Greater than or equal to $1 million and less than $20 million • Greater than or equal to $20 million	• Chief Executive Officer, Chief Financial Officer or RAI Group President • Audit Committee • Board of Directors

Under the Policy, any contract in existence on the effective date of the Policy (February 6, 2007) involving a related person is not required to be pre-approved under the Policy; provided, however, that if a material amendment or modification of any such pre-existing contract is adopted after February 6, 2007, then such material amendment or modification shall be subject to the Policy’s pre-approval requirements. Further, any compensation, benefit or indemnification arrangement involving an RAI director, executive officer or an immediate family member of any of the foregoing, which arrangement is approved by the RAI Board or another Board committee, is not required to be pre-approved under the Policy.

The approval requirements of the Policy are in addition to other measures already in place. For example, the Governance Agreement provides that the independent directors of RAI (excluding any independent directors who have been designated by B&W) are required to approve any material contract or transaction involving RAI or any of its subsidiaries, on the one hand, and BAT or any of its subsidiaries, on the other hand, the terms of which are not governed by either an agreement existing on the date of the Business Combination or a provision of the Articles of Incorporation or Bylaws.

The full text of the Policy can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

2006 Related Person Transactions

RAI paid BAT an aggregate of $340,000 during 2006 in consideration for the services of Messrs. Monteiro de Castro and Withington as directors of RAI. For further information on this arrangement, see “The Board of Directors — Director Compensation — Payment to BAT for Services of Certain Board Designees,” above.

In connection with the consummation of the Business Combination on July 30, 2004, RJR Tobacco entered into contract manufacturing agreements with two subsidiaries of BAT (BAT and its subsidiaries, including B&W, are referred to as the BAT Group), pursuant to which RJR Tobacco manufactures certain of BAT’s U.S.-sourced cigarettes and other tobacco products for export outside of the United States. Unless extended or earlier terminated as provided therein, each such contract manufacturing agreement will expire on December 31, 2014. Sales by RJR Tobacco to the BAT Group pursuant to such contract manufacturing agreements during 2006 were $415,593,000. In addition to sales pursuant to the above contract manufacturing agreements, RJR Tobacco sold a variety of fixed assets to the BAT Group during 2006 in the amount of $3,774,000. Also, during 2006, the BAT Group purchased from Lane, Limited, a wholly owned subsidiary of RAI referred to as Lane, little cigars and semi-cut tobacco filler in the amount of $12,982,000. Lane and a member of the BAT Group are parties to a trademark license agreement pursuant to which Lane licenses certain trademarks to such BAT Group member in consideration for the payment of royalties. Unless earlier terminated in accordance with the terms thereof, such trademark license agreement will expire on July 31, 2030. During 2006, Lane received $612,000 in royalties under such trademark license agreement.

During 2006, the BAT Group purchased tobacco leaf from RJR Tobacco in the amount of $67,451,000. Also during 2006, the BAT Group agreed to purchase additional tobacco leaf from RJR Tobacco in the amount of $61,703,000. In accordance with GAAP, none of the $61,703,000 (including that portion of the purchase price that was paid by the BAT Group in 2006) was recorded as sales in RAI’s 2006 financial statements, but will be recognized as sales when the product is shipped to the BAT Group. In addition, during 2006, the BAT Group purchased from RJR Tobacco expanded tobacco and re-constituted tobacco in the amount of $1,729,000.

B&W and RAI also entered into a leaf purchase agreement upon the consummation of the Business Combination. Such agreement relates to certain leaf purchase commitments of RAI and its operating subsidiaries (RAI and its operating subsidiaries are referred to as the RAI Group), commitments B&W had previously agreed to in connection with the settlement of third party litigation and that the RAI Group had assumed pursuant to the Business Combination. If such leaf commitments exceed certain manufacturing needs of the RAI Group, then B&W is required either to make a cash payment to the RAI Group directly based upon the amount of the excess leaf purchased, or otherwise take such action so that the RAI Group has no liability for such excess. During 2006, B&W made no payments to the RAI Group under the above leaf purchase agreement.

RJR Tobacco and a member of the BAT Group are also parties to a technology sharing and development services agreement, which was entered into on July 30, 2004. Pursuant to this agreement, each party may license or otherwise transfer rights to the other in its respective technologies, and may pursue joint technology projects with the other party. Each party or its respective affiliates may also provide certain contract services to the other party or its affiliates. Unless extended or earlier terminated as provided therein, the technology sharing and development services agreement will expire on December 31, 2009. During 2006, the RAI Group billed the BAT Group $4,493,000, and the BAT Group billed the RAI Group approximately $88,000, pursuant to such agreement.

The RAI Group and the BAT Group entered into a transition services arrangement on July 30, 2004, pursuant to which the RAI Group and the BAT Group provide the other with services relating to, among other things, information technology, tax and human resource matters arising from or in connection with the consummation of the Business Combination. No further services will be provided between the parties under this arrangement after December 2006. During 2006, the RAI Group paid the BAT Group $24,000 pursuant to the transition services arrangement.

The RAI Group also purchases from the BAT Group tobacco leaf and cigarettes, and pays royalties to the BAT Group relating to the sale by the RAI Group of certain cigarette brands outside of the United States. The parties entered into the agreements evidencing such arrangements, which have various expiration dates, following the consummation of the Business Combination. During 2006, the RAI Group expensed $7,450,000 pursuant to the foregoing arrangements.

In connection with the Business Combination, RJR Tobacco agreed to indemnify B&W and its affiliates for certain litigation liabilities, arising out of the U.S. cigarette and tobacco business of B&W. As a result of this indemnity, RJR Tobacco has assumed the defense of pending B&W-specific tobacco-related litigation, has paid the judgments and costs related to certain pre-Business Combination tobacco-related litigation of B&W, and has posted bonds on behalf of B&W, where necessary, in connection with cases decided since the Business Combination. In 2006, pursuant to this indemnity, RJR Tobacco recorded $3,583,000 in expenses for funds to be reimbursed to BAT for costs and expenses incurred arising out of tobacco-related litigation.

RJR Tobacco has seconded certain of its employees to the BAT Group in connection with particular assignments. During their service with the BAT Group, the seconded employees will continue to be paid by RJR Tobacco and participate in employee benefit plans sponsored by the RAI Group. The BAT Group will reimburse members of the RAI Group certain costs of the seconded employees’ compensation and benefits during the secondment period. For 2006, RJR Tobacco billed the BAT Group $2,487,000 in connection with such secondment arrangements.

In March 2006, Gavin D. Little joined RJR Tobacco as its Executive Vice President — Consumer and Trade Marketing. Prior to that date, Mr. Little had served as BAT’s European marketing director. Effective as of January 1, 2007, Daan Delen succeeded Lynn J. Beasley as President of RJR Tobacco. Prior to joining RJR Tobacco, Mr. Delen had served as President of British American Tobacco Ltd. — Japan. Each of Mr. Little and Mr. Delen is a full-time employee of, and is paid by, RJR Tobacco, and neither receives any compensation from BAT for his services on behalf of RJR Tobacco, nor will BAT reimburse RJR Tobacco for the costs of either Mr. Little’s or Mr. Delen’s compensation.

In November 2006, Lisa J. Caldwell, who had been serving as Vice President — Human Resources of RJR Tobacco, was promoted to Senior Vice President — Human Resources of RAI. Ms. Caldwell is married to Alan L. Caldwell, who is currently Senior Director — Public Issues of RAI and previously served in a variety of positions with RJR Tobacco since joining RJR Tobacco in 1981. During 2006, Mr. Caldwell earned approximately $218,775 in salary and bonus, and vested in LTIP awards valued at $13,079.

Other

The Board is not aware of any matters to be presented for action at the 2007 annual meeting other than those described herein and does not intend to bring any other matters before the annual meeting. However, if other matters shall come before the 2007 annual meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Dated: March 30, 2007

Your Vote is Important!

1. We urge you to vote your shares by proxy even if you plan to attend the 2007 annual meeting. You can always change your vote at the meeting.

There are three ways to vote by proxy:

•	By telephone. You can vote by telephone by calling 1-800-690-6903 (toll-free) on a touch-tone telephone and following the instructions on the proxy card,

•	By Internet. You can vote by Internet by logging onto the Internet, going to the web site www.proxyvote.com and following the instructions on your computer screen, or

•	By mail. You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope, which is postage-paid if mailed in the United States.

2. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning stock through certain banks and brokers.

3. If you have questions or need assistance in voting your shares, please contact:

Reynolds American Inc.
Shareholder Services
P.O. Box 2990
Winston-Salem, NC 27102-2990
(866) 210-9976 (toll-free)

You have the option to submit your proxy by the Internet, telephone or mail. Your vote does not count until we receive it.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 10, 2007 (May 8, 2007 for CIP or SIP participants). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Reynolds American Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2007 (May 8, 2007 for CIP or SIP participants). Have your proxy card in hand when you call and then follow the simple instructions provided to you.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Reynolds American Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.
If you vote by telephone or Internet, do not mail back the proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS.
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
REYNOLDS AMERICAN INC.
The Board recommends a vote FOR:

To withhold authority to vote, mark “For All
1. Election of Directors	For	Withhold	For All	Except” and write the nominee’s number on the
	All	All	Except	line below.
Nominees for Class III:
(01) Martin D. Feinstein, (02) Susan M. Ivey, (03) Neil R. Withington Nominee for Class I: (04) John T. Chain, Jr.	☐	☐	☐

		For	Against	Abstain

2.	Approval of an amendment to the articles of incorporation increasing the number of authorized shares of common stock from 400,000,000 to 800,000,000	☐	☐	☐

3.	Ratification of KPMG LLP as Independent Auditors	☐	☐	☐

Mark this box if change of address is noted on reverse side.				☐

Note: Please make sure that you complete, sign and date your proxy card. Please sign exactly as your name(s) appear on your account. When signing as a fiduciary, please give your full title as such. Each joint owner should sign personally. Corporate proxies should be signed in full corporate name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Shares for which an executed proxy is received, but no instruction is given, will be voted by the proxies FOR Items 1, 2 and 3, and by Citibank, as Trustee under the CIP, and Vanguard, as Custodian under the SIP, in the same proportion as the shares for which instructions are received by Citibank and Vanguard, respectively.

Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!
Please complete, sign and date your proxy card and return this proxy card in the enclosed envelope or vote by telephone or Internet as soon as possible!

To:	Shareholders of Reynolds American Inc.
Participants in the Reynolds American Capital Investment Plan
Participants in the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico
     Shares of common stock of Reynolds American Inc. will be voted as you direct if this card is completed by you and received by ADP on or before May 10, 2007 (May 8, 2007 for CIP or SIP participants). ADP is responsible for tabulating the returns.
If you have any questions or need assistance in voting your shares, please contact:
Reynolds American Inc.
Shareholder Services
401 North Main Street
Winston-Salem, NC 27102
(866) 210-9976 (toll-free)
▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

REYNOLDS AMERICAN INC.
PROXY
This proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Shareholders to be held on May 11, 2007.

The undersigned shareholder of Reynolds American Inc. hereby appoints Susan M. Ivey, E. Julia (Judy) Lambeth and McDara P. Folan, III, and each of them (with full power of substitution and resubstitution), as proxies of the undersigned, to vote all shares of the common stock of Reynolds American Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 11, 2007 at 9:00 a.m. (local time) in the Reynolds American Plaza Building Auditorium, 401 North Main Street, Winston-Salem, North Carolina, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned also provides instructions to Citibank, N.A., as Trustee under the Reynolds American Capital Investment Plan (the “CIP”), and to Vanguard Group, Inc., as Custodian under the Savings and Investment Plan for Employees of R. J. Reynolds Tobacco in Puerto Rico (the “SIP”), to vote shares of the common stock of Reynolds American Inc. allocated, respectively, to accounts of the undersigned under the CIP or the SIP, and which are entitled to be voted at the Annual Meeting, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and to vote all such shares on such other business as may properly come before the Annual Meeting.

Change of address:

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)
(Continued and to be signed and dated on reverse side.)